Form 10-K405, Exhibit 13
period 1995-07-31
WALLACE COMPUTER SERVICES INC
filed 1995-10-27
CIK 104348

                           WALLACE 1995 ANNUAL REPORT

                               I N F O R M A T I O N
                                M A N A G E M E N T

WALLACE AT A GLANCE


                             INFORMATION MANAGEMENT
                                    PRODUCTS
                                    SERVICES
                                    SOLUTIONS

                    THE MANAGEMENT OF EVER-INCREASING AMOUNTS
                  AND COMPLEXITY OF INFORMATION IS CRITICAL TO
                   BUSINESS SUCCESS. WALLACE MANUFACTURES AND
               DISTRIBUTES A WIDE RANGE OF INFORMATION MANAGEMENT
                        PRODUCTS, SERVICES AND SOLUTIONS
                   THAT HELP COMPANIES MINIMIZE COSTS, IMPROVE
                       INFORMATION PROCESSING EFFICIENCY,
                          AND SIMPLIFY AND ACCELERATE
                             BUSINESS TRANSACTIONS.

2 > FINANCIAL HIGHLIGHTS  3 > LETTER TO SHAREHOLDERS
9 > INFORMATION MANAGEMENT PRODUCTS, SERVICES AND SOLUTIONS 16 > 11-YEAR FINANCIAL SUMMARY
18 > MANAGEMENT'S DISCUSSION AND ANALYSIS  24 > CONSOLIDATED FINANCIAL
STATEMENTS
 28 > NOTES TO CONSOLIDATED STATEMENTS  33 > CORPORATE AND INVESTOR INFORMATION


PRODUCT SEGMENT      SALES                               MARKET FACTORS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
PAPERWORK             39%                  *  The surge in forms paper prices
SYSTEMS +                                     during the year has accelerated
ELECTRONIC                                    customer interest in cost saving
FORMS                                         opportunities and alternative
                                              technologies such as duplex
                                              printing and electronic forms
                                           *  The $8 billion in U.S. paper forms
                                              consumption is forecast to decline
                                              3 to 5% per year
                                           *  Electronic forms installations are
                                              expected to grow 40 to 50% per
                                              year
                                           *  Companies are looking beyond the
                                              acquisition costs of forms,
                                              seeking ways to save on the larger
                                              costs of processing, storage,
                                              distribution and management
                                           *  Product mix is changing with
                                              increasing demand for cut sheet
                                              forms, more complex form/label
                                              combinations, and electronic forms
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
OFFICE                24%                  *  Demand for office products is
PRODUCTS                                      expected to grow at 2% per year as
                                              companies continue to spend about
                                              $500 per employee on supplies each
                                              year
                                           *  The marketplace continues to
                                              change as the number of smaller
                                              dealers declines, market share of
                                              the superstores increases, and
                                              vertical consolidation/integration
                                              continues
                                           *  Larger companies increasingly want
                                              a single vendor that can provide
                                              fast distribution to all company
                                              locations and provide systems to
                                              monitor and control costs
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
LABELS                15%                  *  The overall market is expected to
                                              grow at 8 to 10% per year
                                           *  The range of applications and the
                                              demand for bar-coded labeling and
                                              product labels is increasing
                                           *  Consumer demand and government
                                              labeling requirements are fueling
                                              demand for all types of labels
                                           *  New label technologies such as 2-D
                                              barcodes, radio frequency, and
                                              linerless labels are gaining
                                              acceptance
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
COLORFORMS-           15%                  *  Direct mail is one of the fastest
REGISTERED TRADEMARK-                         growing advertising mediums at
DIRECT RESPONSE                               9 to 10% per year
PROMOTIONAL PRINTING                       *  Growth of database target
                                              marketing is increasing demand
                                           *  New applications for individual
                                              imaging are creating market
                                              opportunities
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
WALLACE                7%                  *  Commercial printing shipments are
PRESS                                         growing at 3 to 6% per year
COMMERCIAL PRINTING                        *  Increasing demand for short-run,
                                              quick turnaround printing
                                           *  Use of CD-ROMs and other
                                              electronic media for distributing
                                              information is growing
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

WALLACE AT A GLANCE

                               FISCAL 1995 HIGHLIGHTS                                             STRATEGY
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PAPERWORK              * Forms sales grew 16% over fiscal 1994             We will work to increase market
SYSTEMS +              * Market demand for the Wallace Information         share based on competitive advantages
ELECTRONIC               Network-TM- forms management system led           including the Wallace Information Network,
FORMS                    to many new major accounts                        our distribution system, and single-source
                       * Rising paper prices narrowed margins for          capabilities. These advantages should also
                         short periods                                     enhance the company's ability to maintain margins if
                       * Formed strategic alliances to enhance             paper prices rise further. We will continue
                         electronic forms product and service offerings,   to innovate new solutions and added-value
                         and solidified infrastructure to support          services to maximize customer value.
                         customer requirements                             Wallace is also positioned to deliver
                                                                           corporate-wide, cross-platform electronic
                                                                           forms solutions for large organizations, along with the
                                                                           critical management tools and expertise to
                                                                           facilitate the transition.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
OFFICE                 * Office products sales grew 31% over               In 1995 we put together all the
PRODUCTS                 fiscal 1994                                       elements to be a single source to
                       * Wallace formed an alliance with                   large companies for the ordering and
                         United Stationers which tripled the               management of office products and
                         number of items we can offer customers            supplies. Our general sales force
                       * Improved sales and distribution of                will focus on developing these large
                         TOPS-Registered Trademark- brand                  account relationships. We will
                         products resulted in additional                   continue expanding product lines for
                         market share                                      new office technologies and customer
                       * Expanded products lines to meet                   needs, and will focus on extending
                         growing demand for ink-jet,                       the efficiency of our manufacturing
                         thermal transfer and laser printing               and distribution systems. Efforts to
                         supplies                                          expand retail penetration of TOPS
                                                                           branded products will also continue.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
LABELS                 * Label product sales grew 18% over                 The label segment is one of the
                         fiscal 1994 exclusive of acquisitions             company's fastest growing areas. The
                       * Acquired two label companies to                   company's strategy is to provide a
                         increase our production capacity and              complete range of products and
                         range of prime label products                     associated services for any
                       * Expanded the Wilson, North Carolina               labeling application. In fiscal
                         plant to double manufacturing space               1996, we will fully integrate the
                       * Formed two marketing alliances to                 acquired companies to maximize local
                         expand our range of solutions for                 service and leverage our nationwide
                         the healthcare industry                           manufacturing expertise and
                                                                           resources. We will also develop
                                                                           and introduce labeling solutions to
                                                                           take advantage of new technologies and
                                                                           materials.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
COLORFORMS-            * Colorforms sales grew 14% over                    Wallace Colorforms will maintain its
REGISTERED TRADEMARK-    fiscal 1994                                       position leading the industry in
DIRECT RESPONSE        * Were first in the market to offer a               applying new imaging technologies
PROMOTIONAL PRINTING     number of new capabilities including              which offer solutions and cost
                         selective inserting, color imaging,               options for direct response
                         duplexing and special mailers                     marketers.   At the same time, we are
                                                                           finding new applications for imaging and
                                                                           personalization capabilities which are
                                                                           opening new markets and which offer
                                                                           opportunities to reduce the seasonal
                                                                           tendencies of the direct mail business.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
WALLACE                * Commercial printing sales grew 18%                The company is well positioned with
PRESS                    over fiscal 1994                                  state-of-the-art customer
COMMERCIAL PRINTING    * Expanded short-run, quick turnaround              communications systems and electronic
                         capabilities with a new plant in                  pre-press capabilities. These
                         Lebanon, Kentucky and the                         can feed a variety of printing
                         addition of production capabilities               systems and outputs including
                         in Lodi, California                               conventional and electronic printing on paper, and CD-
                                                                           ROMs or diskettes.
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS

-------------------------------------------------------------------------------------------------------------
FISCAL YEARS ENDED JULY 31 (in thousands except per share amounts)       1995         1994        CHANGE
Net sales                                                             $ 712,838    $ 588,173        21%
Net income before cumulative effect of accounting changes             $  55,297    $  47,268        17%
Net income after cumulative effect of accounting changes              $  55,297    $  47,931        15%
Net income per share                                                  $    2.46    $    2.16        14%
Dividends per share                                                   $    0.74    $    0.64        16%
Working capital                                                       $ 193,150    $ 183,432         5%
Stockholders' equity                                                  $ 456,118    $ 410,139        11%
Stockholders' equity per share                                        $   20.10    $   18.32        10%
Average common shares outstanding                                        22,490       22,193         1%
-------------------------------------------------------------------------------------------------------------

[Graphs]

------------------------------------------------    ---------------------------------------    -------------------------------------
                      SALES                                    EARNINGS PER SHARE                        DIVIDENDS PER SHARE
                 (IN THOUSANDS)
               2 YEAR CHANGE 30.7%                             2 YEAR CHANGE 33.7%                       2 YEAR CHANGE 27.6%
               5 YEAR CHANGE 58.9%                             5 YEAR CHANGE 32.3%                       5 YEAR CHANGE 60.9%
------------------------------------------------    ---------------------------------------    -------------------------------------
   91        92        93        94        95         91      92       93       94      95      91      92      93       94      95
------------------------------------------------    ---------------------------------------    -------------------------------------
$458,840  $511,572  $545,315  $588,173  $712,838    $1.63   $1.76    $1.84    $2.16   $2.46    $.50    $.54    $.58     $.64    $.74
------------------------------------------------    ---------------------------------------    -------------------------------------


                                WALLACE - page 02

               INFORMATION MANAGEMENT products.services.solutions.

                                  [Photograph]   Bob Cronin   Ted Dimitriou


TO OUR SHAREHOLDERS: WALLACE'S RESULTS FOR FISCAL 1995 REFLECT A CONTINUING ACCELERATION, DEMONSTRATING THAT THE STRATEGIC DIRECTION WE INITIATED TWO YEARS AGO IS PAYING OFF FOR OUR CUSTOMERS AND SHAREHOLDERS, AND WILL DELIVER EVEN MORE BENEFITS IN FISCAL 1996.



                                WALLACE - page 03

WALLACE EXCEEDED CORPORATE OBJECTIVES For the year ended July 31, 1995, sales rose 21 percent to $712.8 million compared with the $588.2 million in fiscal 1994. Real unit sales growth provided approximately two thirds of the overall increase, and higher selling prices from rising paper costs accounted for the balance. Sales grew 31 percent over the last two years and 59 percent over the last five.
     Net income increased 17 percent to $55.3 million, or $2.46 per share, compared to $47.3 million or $2.13 per share before the cumulative effect of accounting changes in fiscal 1994. Net income in 1994 increased by 3 cents per share due to the adoption of FASB No. 106 "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," and FASB No. 109 "Accounting for Income Taxes." Earnings per share grew 34% over the last two years and 32% over the last five.
     The company generated its strong earnings growth despite a LIFO charge of 39 cents per share for the sharply rising paper prices experienced during the year. Analysts predict fewer paper price increases in the coming year which should reduce LIFO charges in fiscal 1996. Also for the year, we recorded incremental development expenses of six cents per share for our electronic forms segment. We do not expect this operation to reach break-even before the second half of fiscal 1996.

     Operating income grew 40% over the last two years and 53% over the last five.
[Graph]

--------------------------------------------------
                 OPERATING INCOME
                2 YEAR CHANGE 39.7%
                5 YEAR CHANGE 53.4%
--------------------------------------------------
     91        92        93        94        95
--------------------------------------------------
  $49,160   $54,837   $60,887   $71,630   $85,030

     Total return on Wallace stock versus proxy peer group, S&P 500 and S&P Midcap 400.
[Graph]

 ---------------------------------------------------------
                         TOTAL RETURN
             WALLACE    PEERS    S&P500    S&P400
 ---------------------------------------------------------
FY94          33%       3%       5%        4%

FY95          43%      20%      26%       24%



                                WALLACE - page 04

     Key financial measures indicate that the company's performance is growing at an accelerating rate. The company's return on average equity increased to
12.8 percent, up from 12.3 percent, and the return on average assets rose to
9.8 percent versus 9.4 percent in the prior year. Since fiscal year 1990, net income increased 40 percent. Fully 90 percent of this gain occurred during the last two years as the benefits of our strategy and capital investments accelerated results. Consequently, Wallace's shares have produced consistent value for stockholders. From August 1, 1994, the beginning of fiscal 1995, until July 28, 1995 (prior to the unsolicited hostile buyout offer for the company by Moore) the value of Wallace shares, including reinvested dividends, rose 43 percent. During the last two fiscal years, the value of Wallace stock has increased 90 percent.

PROVIDING CUSTOMERS WITH SUPERIOR SERVICE AND VALUE In 1993, we established a new, two-pronged strategy: to be the total source for an organization's information management products and services, and to give customers the best service and added-value in the market. We have aggressively embraced and leveraged new technologies and ideas, and dramatically increased the company's focus on customers.
     The success achieved in fiscal 1994 and the even stronger results in fiscal 1995 are evidence that our strategy is working. During the last 24 months, Wallace has become the true industry leader in what really counts: not mere size, but answering customers' needs and delivering greater value. Every employee's daily commitment to "the customer is everything" has, and will continue to increase sales, market share and stockholder value.

W.I.N. AND SELECT SERVICES CUSTOMERS INCREASE The Wallace Information Network-TM- (W.I.N.-TM-) and Select Services-TM- programs best exemplify how we are using technology to deliver greater customer value and to increase market share. W.I.N. and Select Services are the leading forms and supplies management systems for large organizations. They provide tools to generate dramatic cost savings and improved management control for customers. To receive W.I.N., customers sign multi-year contracts of at least $1 million in annual sales; Select Services customers exceed $400,000 in annual sales. Our ability to offer these services, built upon the sophisticated information systems they require, is the result of years of internal investment at what we believe is twice the industry's average rate.
     We added 61 new W.I.N. and Select Services customers last year, bringing the total to 157, an increase of 64 percent. These major companies are reaping substantial cost savings through these unique Wallace services.
     Most W.I.N. and Select Services customers are new, having left competitors. In aggregate, these 157 customers provided more than one third of our consolidated 1995 sales. The programs were introduced only two and one-half years ago, and we expect that their growth and impact on market share will continue.


                                WALLACE - page 05

SUPERIOR GROWTH IN ALL PRODUCT SEGMENTS In fiscal 1995, every product group grew faster than industry averages. This demonstrates the value not only of the corporate strategy, but of the aggressive growth strategies pursued in every product area.
     Led by the W.I.N. and Select Services programs, sales of business forms products rose 15.8 percent in an industry that is declining three to five percent per year. Sales of office products rose 31.2 percent, in comparison to two percent growth in office products overall.
     Label product sales, exclusive of acquisitions, increased 17.6 percent compared to overall industry growth of eight to 10 percent. Including the acquisitions, label sales grew 26.7 percent. Colorforms direct response product sales rose 13.8 percent compared to nine to 10 percent for the industry. Commercial printing sales increased 18.0 percent over the prior year, about triple the overall growth rate for that product segment.

Fiscal 1995 sales in every product segment exceeded industry projected growth rates.
[Graph]

-------------------------------------------------------------------------------
                           COMPARATIVE REVENUE GROWTH
-------------------------------------------------------------------------------
                       Wallace          Industry Average
-------------------------------------------------------------------------------
FORMS                  16%             -3%
OFFICE PRODUCTS        31%              2%
LABELS                 27%             10%
DIRECT RESPONSE        14%             10%
COMMERCIAL PRINTING    18%              6%




                                WALLACE - page 06

INITIATIVES TO ACCELERATE GROWTH We took many aggressive actions last year to generate future growth. Most of these are only beginning to yield the returns that we anticipate.

--> We formed a unique alliance with United Stationers, one of the nation's largest office supply distributors, to position Wallace as the preferred contract stationer to corporate America. This joint venture takes a new approach, giving us a competitive advantage in the office supply market.

--> In fiscal 1995 we completed two acquisitions that expanded our product capabilities in the swiftly growing label business. Even without these acquisitions, our growth has been double the overall industry growth rate in each of the last few years. The acquisitions should enhance our growth rate.

--> We continued to invest in Platforms, our electronic forms business. Today, the electronic forms market is in its infancy. Following the end of the fiscal year, we made a key alliance with Delrina Corporation and we are completing development of the industry's most complete array of products and services. We have seen significant customer interest and endorsement of our approach and view Platforms as a key growth opportunity.

--> In the direct response segment we call Colorforms, we introduced several important new products and leveraged our leading-edge individual imaging capabilities for new applications. These initiatives should enhance our growth and profitability in this product segment and reduce the seasonal effects of the direct mail business.

--> The health care market is also a growth opportunity. In fiscal 1995, we formed alliances with MedPlus and United Ad Label to expand our offerings to the healthcare industry, and we developed significant contracts with major group purchasing organizations and health care providers. The momentum generated in fiscal 1995 suggests that there are more growth opportunities to come.

--> Innovations and aggressive review of internal systems promise increasing efficiency. In fiscal 1995 we began phase 1 installation of the Manufacturing Information Processing System (MIPS). This software system was developed by Wallace to generate cost savings for Wallace and its customers. Phases 2 and 3 are scheduled for roll-out to all plants in fiscal 1996, and the next level of efficiency-enhancing systems are already in development, such as a new program we're calling ASPECTS. These programs will add significant customer value this coming year and beyond.


                                WALLACE - page 07

--> In fiscal 1995 we expanded production capacity for the high-growth segments of our business. The Lebanon, Kentucky plant started-up in a temporary building to produce short-run, quick turnaround forms and electronic printing. The expansion of our Wilson, North Carolina plant was completed, doubling its capacity for manufacturing pressure-sensitive prime and EDP labels, and we made an addition to the Brenham, Texas label and imaging products facility. Expansions were initiated at the Metter, Georgia (business forms) and the Covington, Tennessee (office products) factories. We also began the renovation of one of our St. Charles, Illinois buildings to facilitate further growth of its label production capacity.

These 1995 initiatives were developed to enhance the total service and added-value Wallace delivers to customers. They all promise future growth.

OUTSTANDING PROSPECTS FOR INCREASING SHAREHOLDER VALUE We begin fiscal 1996 with record backlogs and a high degree of confidence in our prospects. The volume of information in business is doubling every three to five years, indicating that the need for Wallace's information management products, services and solutions is stronger than ever. Combined with the market's increasing recognition of the company's leadership position, unique competitive advantages and aggressive growth initiatives, we anticipate another year of significantly above-industry performance.
     We remain committed to building shareholder value by following our customer-focused strategy. We thank our customers, stockholders, employees and suppliers for their confidence and support.



                /s/TED DIMITRIOU               /s/BOB CRONIN

                 TED DIMITRIOU                  BOB CRONIN
              Chairman of the Board          President and CEO


                                WALLACE - page 08

-------------------------------------------------------------------------------
               INFORMATION MANAGEMENT products.services.solutions.
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
THE QUANTITY AND COMPLEXITY OF INFORMATION IN BUSINESS HAS NEVER STOPPED GROWING. CURRENT ESTIMATES SAY THAT THE VOLUME OF INFORMATION THAT COMPANIES MUST PROCESS IS DOUBLING EVERY THREE TO FIVE YEARS. MANAGING IT IS NOT ONLY A MAJOR EXPENSE FOR BUSINESS, IT CAN BE A KEY COMPONENT OF THE ORGANIZATION'S SUCCESS. WALLACE'S OBJECTIVE IS TO BE THE COMPLETE SOURCE FOR ALL OUR CUSTOMERS' INFORMATION MANAGEMENT NEEDS.
-------------------------------------------------------------------------------




                                WALLACE - page 09

-------------------------------------------------------------------------------
INFORMATION TAKES MANY FORMS. AS A COMPLETE SOURCE, WALLACE SUPPLIES A WIDE RANGE OF PRODUCTS FROM SIMPLE PAPER CLIPS TO SOPHISTICATED ELECTRONIC FORMS, TO FACILITATE OUR CUSTOMERS' PROCESSING, COMMUNICATING AND STORING OF INFORMATION.


- FORMS -
[Photograph] Wallace Forms in Printer

PAPER AND ELECTRONIC
FORMS AND SYSTEMS

--> Credit card statements
--> Air freight package forms
--> Checks
--> Utility bills
--> Automated hospital admissions
--> Automated mortgage applications

- LABELS -
[Photograph] Airline Baggage tag

PRESSURE-SENSITIVE LABELS FOR
PACKAGING AND ON-DEMAND PRINTING

--> Food package labels
--> Bar-coded shipping labels
--> Shampoo bottle labels
--> Airline bag tags
--> Blank stock labels
--> Label printers & applicators

- WALLACE PRESS -
[Photograph] Booklets running on press

PRINTED AND ELECTRONIC CATALOGS,
DIRECTORIES AND BOOKLETS

--> Healthcare plan directories
--> Tradeshow exhibitor guides
--> Employee benefits booklets
--> Appliance owner manuals
--> Financial directories on CD-ROM
--> Association directories

- COLORFORMS -
[Photograph] Direct Mailing Piece being opened

COLORFORMS DIRECT RESPONSE MARKETING
AND DIRECT MAIL ADVERTISING

--> Sweepstakes
--> Credit card offers
--> Individualized auto service coupons
--> Retail point-of-sale materials
--> Subscription offers
--> Mandated information mailings

- OFFICE PRODUCTS -
[Photograph] Add rolls. legal pads and pencils

NAME-BRAND OFFICE
PRODUCTS AND SUPPLIES

--> Legal pads
--> Computer paper
--> Ink jet imaging cartridges
--> Custom paper rolls for ATM systems
--> Computer supplies
--> Office supplies

[Superimposed over picture of computer screen with Wallace Information Network Software]

PRODUCTS ARE ONLY HALF THE EQUATION. THE COMPETITIVE DIFFERENCE THAT HAS BUILT WALLACE'S LONG-STANDING RELATIONSHIPS WITH MANY CUSTOMERS IS ADDED-VALUE OUTSOURCING SERVICES UNMATCHED IN THE INDUSTRY. Customers can choose from a menu of special services that let them effectively outsource all the functions of acquiring and managing supplies. The result is cost savings and increased management control. Wallace sales representatives work with customers to determine the best mix of services to leverage Wallace's strengths and achieve the customer's cost management objectives.

WALLACE INFORMATION NETWORK The cornerstone of outsourcing and service relationships is Wallace's unique forms/supplies management system that is the industry benchmark. The Wallace Information Network (W.I.N.) and Select Services programs let companies retain full control over decision-making and costs, while outsourcing to Wallace all the work of ordering and managing forms and other supplies. By pulling data directly from Wallace's corporate-wide information system, W.I.N. provides critical management information to the customer. At the end of the fiscal year, 157 major corporations have implemented W.I.N. or Select Services to manage all their forms, labels, office products and other consumable supplies.

[Illustration of eight modules]

  ORDER                 WALLACE                FORMS
PROCESSING             INVENTORY              MANAGEMENT

           REPORT WRITER           OFFICE
            QUERY TOOL            PRODUCTS

  ORDER                CUSTOMER             ELECTRONIC  FORMS
 INQUIRY              INVENTORY                MANAGEMENT

The Wallace Information Network (W.I.N.) software system incorporates eight modules that help companies quickly and easily organize, manage and report the purchases, inventories and data for all their consumable information management products and supplies.

BENEFITS REALIZED BY INDIVIDUAL
CUSTOMERS INCLUDE:

--> Saved over $750,000 in obsolete
    inventory costs

--> Achieved a 40% reduction in forms
    from 2,000 to 1,200

--> Eliminated eight warehouses

--> Outsourced material distribution
    to 70 regional sites

--> Eliminated out-of-stock situations

--> Consolidated or eliminated over
    5,000 forms in one year

--> Eliminated all paper records including five, five-drawer file cabinets used for tracking form information

--> Increased corporate purchasing system compliance from 80% to 96%

--> Cut resolution time on user questions from 5 days to 1.5 days

SERVICES

--> Forms management

--> National warehousing and distribution

--> Inventory management

--> Location order controls

--> Order quantity optimization

--> Custom reporting

--> Direct order entry options

--> Forms design

--> Custom ordering catalogs for users

--> Process evaluation

--> Summary billing options


                                WALLACE - page 13

[Superimposed over picture of man in front of board showing Wallace/Customer relationships]

WALLACE'S ABILITY TO DELIVER SOLUTIONS IS BUILT ON TWO FOUNDATIONS: PEOPLE AND AN ONGOING INVESTMENT IN THE BUSINESS. EVERY PERSON THROUGHOUT THE COMPANY IS FOCUSED ON LISTENING TO CUSTOMERS, ANALYZING THEIR NEEDS AND DELIVERING SOLUTIONS. In fiscal 1995, for example, our people helped many customers review their ordering and inventory systems to assure adequate supplies as the availability of paper became tight. We also helped companies plan and manage how their organizations could start integrating electronic and paper-based systems while maintaining operational and accounting control.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
WALLACE HAS AN EXCEPTIONAL FINANCIAL BASE AND A COMMITMENT TO INVESTING IN THE BUSINESS THAT IS UNMATCHED IN THE INDUSTRY. THE RESULT FOR CUSTOMERS HAS BEEN THE DEVELOPMENT OF HIGH-VALUE SERVICES SUCH AS W.I.N., LOWER COST MANUFACTURING SYSTEMS, AND A STREAM OF NEW PRODUCT IDEAS THAT ENHANCE AND EXPAND THE SOLUTIONS WE CAN BRING TO BEAR. FOR SINGLE ORDERS OR LONG-TERM CONTRACT RELATIONSHIPS, WALLACE IS THE COMPLETE SOURCE FOR INFORMATION MANAGEMENT PRODUCTS, SERVICES AND SOLUTIONS FOR BUSINESS.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                                WALLACE - page 15

                   11 YEAR SUMMARY OF SELECTED FINANCIAL DATA

(in thousands, except per share amounts)                  1995           1994          1993         1992
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
OPERATIONS
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Net sales                                              $712,838        $588,173      $545,315     $511,572
--------------------------------------------------------------------------------------------------------------
Net income                                               55,297          47,931        41,170       39,455
--------------------------------------------------------------------------------------------------------------
Net income per share                                       2.46            2.16          1.84         1.76
--------------------------------------------------------------------------------------------------------------
Dividends per share                                         .74             .64           .58          .54
--------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Total assets                                           $592,702        $538,592      $480,722     $467,142
--------------------------------------------------------------------------------------------------------------
Long-term debt                                           25,600          23,500        25,210       25,959
--------------------------------------------------------------------------------------------------------------
Capital expenditures                                     51,487          34,228        31,818       33,517
--------------------------------------------------------------------------------------------------------------
Working capital                                         193,150         183,432       157,937      152,246
--------------------------------------------------------------------------------------------------------------
SIGNIFICANT RATIOS
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Net income:
--------------------------------------------------------------------------------------------------------------
     Return on net sales                                    7.8%            8.1%          7.5%         7.7%
--------------------------------------------------------------------------------------------------------------
     Return on average assets                               9.8%            9.4%          8.7%         9.1%
--------------------------------------------------------------------------------------------------------------
     Return on average equity                              12.8%           12.3%         11.4%        11.9%
--------------------------------------------------------------------------------------------------------------
Current ratio                                               3.9             3.8           3.9          3.9
--------------------------------------------------------------------------------------------------------------
Long-term debt/debt plus equity                             5.3%            5.4%          6.4%         6.8%
--------------------------------------------------------------------------------------------------------------
Book value per share                                   $  20.10        $  18.32      $  16.69     $  15.73
--------------------------------------------------------------------------------------------------------------
Sales per employee*                                    $  195.4        $  171.0      $  161.9     $  160.4
--------------------------------------------------------------------------------------------------------------
Net property, plant and equipment per employee*        $   70.3        $   67.7      $   67.7     $   70.7
--------------------------------------------------------------------------------------------------------------
OTHER
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Number of employees                                      3,765            3,530         3,350        3,386
--------------------------------------------------------------------------------------------------------------
Number of stockholders of record                         4,383            4,531         4,260        4,435
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


*Based on average number of employees during the fiscal year


NOTES TO 11 YEAR SUMMARY

A. ACQUISITIONS: On April 19, 1995, the company acquired Retterbush and Sauer Label Corporation. The acquisition price included $10.1 million of cash and a note payable of $2.0 million. On November 29, 1994, the company acquired Lampro Graphics, Inc. The acquisition price included $4.6 million of cash, a note payable of $.3 million, and the assumption of debt totalling $1.9 million. Both acquisitions were accounted for as purchases, and, accordingly, their results of operations are included in the consolidated financial statements from their respective dates of acquisition.
     Effective August 1, 1991, the company acquired MGI Industries, Inc. and subsidiaries and substantially all

                                                        [continued on page 17]

                               WALLACE - page 16
of the assets of Evergreen Realty (collectively "Colorforms"). The acquisition price included 608,034 shares of common stock, $13 million of cash and the assumption of debt totalling $17.5 million. This acquisition was accounted for as a purchase, and, accordingly, the results of operations for Colorforms are included in the consolidated financial statements from August 1, 1991.
     On December 15, 1988, the company acquired Apollo Labeling Systems for $900,000. Apollo is a manufacturer of prime pressure sensitive labels. This acquisition was accounted for as a purchase, and, accordingly, the results of operations for Apollo are included in the consolidated financial statements from December 15, 1988.
B. STOCK SPLITS: All share and per share amounts have been adjusted for the 2 for 1 stock split effective August, 1989.

(in thousands, except per share amounts)
                                                       1991        1990        1989       1988        1987       1986       1985
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                            $458,840    $448,700    $429,008    $383,045    $340,504   $305,044   $274,595
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                             35,009      39,555      36,867      31,610      26,027     24,350     22,049
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share                                     1.63        1.86        1.76        1.53        1.27       1.20       1.10
-----------------------------------------------------------------------------------------------------------------------------------
Dividends per share                                       .50         .46         .40         .33         .30        .25        .23
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                         $399,093    $375,203    $331,830    $291,764    $260,004   $225,349   $195,389
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                         19,790      20,155      20,465      20,830      21,180     14,520     14,840
-----------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                   40,540      49,835      30,677      24,948      30,039     27,531     24,566
-----------------------------------------------------------------------------------------------------------------------------------
Working capital                                       141,390     137,598     138,218     117,139     100,128     90,959     80,259
-----------------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT RATIOS
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Net income:
-----------------------------------------------------------------------------------------------------------------------------------
     Return on net sales                                  7.6%        8.8%        8.6%        8.3%        7.6%       8.0%       8.0%
-----------------------------------------------------------------------------------------------------------------------------------
     Return on average assets                             9.0%       11.2%       11.8%       11.5%       10.7%      11.6%      12.5%
-----------------------------------------------------------------------------------------------------------------------------------
     Return on average equity                            11.9%       15.1%       16.2%       16.1%       15.3%      16.6%      17.6%
-----------------------------------------------------------------------------------------------------------------------------------
Current ratio                                             4.3         3.8         4.4         4.2         3.9        3.7        3.7
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt/debt plus equity                           6.0%        6.7%        7.7%        9.0%       10.4%       8.4%       9.8%
-----------------------------------------------------------------------------------------------------------------------------------
Book value per share                                 $  14.22    $  13.04    $  11.53    $  10.09    $   8.83   $   7.76   $   6.74
-----------------------------------------------------------------------------------------------------------------------------------
Sales per employee*                                  $  154.2    $  154.4    $  154.4    $  145.8    $  136.3   $  127.7   $  121.0
-----------------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment per employee*      $   64.7    $   59.3    $   50.3    $   48.4    $   46.3   $   40.4   $   34.4
-----------------------------------------------------------------------------------------------------------------------------------
OTHER
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Number of employees                                     2,993       2,957       2,857       2,700       2,554      2,442      2,335
-----------------------------------------------------------------------------------------------------------------------------------
Number of stockholders of record                        4,347       4,396       4,350       4,038       4,104      4,223      4,023
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

                               WALLACE - page 17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
FISCAL 1995 VERSUS FISCAL 1994 Net sales for Fiscal 1995 increased by 21.2% to $712.8 million. A breakdown by the major product groups for Fiscal 1995 is as follows:

                              % TO TOTAL     % REVENUE
PRODUCT GROUP                    REVENUE      INCREASE
-------------------------------------------------------
-------------------------------------------------------
Forms                                 39            16
-------------------------------------------------------
Office Products                       24            31
-------------------------------------------------------
Direct Response                       15            14
-------------------------------------------------------
Labels                                15            27
-------------------------------------------------------
Commercial Printing                    7            18
-------------------------------------------------------
-------------------------------------------------------

     Over the last five years, the company's average annual growth rate in sales has been 9.7%.
     Fiscal 1995 was a very difficult business environment due to the dramatic increase in paper costs over the past twelve months. Using 20 pound white uncoated free sheet bond as a proxy for the paper market, we experienced seven paper price increases for the year which raised the cost of paper by more than 100%. Depending upon the product, paper can represent anywhere from 30 to 80 percent of total cost.
     There is usually a 60 to 90 day lag between the time of a paper price increase and our ability to realize higher selling prices. During this period, the increased costs put pressure on our operating margins. It was not until the third and fourth quarters of the year that we were able to recover most of the paper cost increases. Higher selling prices coupled with increased unit growth produced sales increases in the third and fourth quarters of 27.3% and 33.0%, respectively.
     While it is difficult to precisely measure the impact of inflation on the sale of custom products, we estimate unit growth accounted for two thirds of the year's sales increase. In the third and fourth quarters, unit growth is estimated to represent one half of the sales increase.

                    [PIE CHART showing revenue contribution by
                     product group. Percentages are reflected in Table on this page.]

     During Fiscal 1995, the company continued to add new customers to the Wallace Information Network (W.I.N.) and the Select Services programs. These programs allow customers to sole source with Wallace for their business forms, office products, labels and other information management requirements. These proprietary software systems allow the customer to use Wallace's nationwide warehousing, distribution and manufacturing capabilities to reduce their costs, while still maintaining control over their supply purchases. At July 31, 1995, one hundred and fifty-seven customers have either a W.I.N. or a Select Services installation. These customers represented 35% of consolidated sales for the year.
     The Business Forms product group benefited from the increasing number of W.I.N. and Select Services customers. Most of the accounts added during Fiscal 1995 were new customers for the company. It usually takes six months to a year to reach the full projected volume for a new account. The variable element is the amount of inventory from the previous vendor at the time of conversion. New accounts added in the second half of Fiscal 1995 will reach their projected sales targets during the first half of Fiscal 1996. A new initiative will be launched in the coming year to make the company even more competitive when producing business forms in smaller quantities. Despite industry trends to the contrary, we expect the Business Forms product group to achieve double digit sales increases for Fiscal 1996.
     The Office Products group had a very good year. This division markets items purchased for resale, such as computer and office supplies, as well as items manufactured internally, such as legal pads, standardized business forms, ribbons and add rolls. Due to the company's good relations with its five major paper vendors, the office products group was able to meet increased demand for its paper based products. Part of the increased demand was due to manufacturing


                               WALLACE - page 18
problems at a major competitor. A key to the success for this group is the company's warehousing and distribution systems which allow us to provide value added services to our customers. The combination of value added services and secure paper supplies allowed this group to recover all of the paper price increases during the year.
     At the end of the third quarter, the company announced a new strategic office products alliance which we believe will make us a major participant in the contract stationers industry. Sales through this alliance in Fiscal 1995 totaled $1.5 million. Based on new orders booked, we expect the contract stationers business to show significant growth in the coming years.
     Direct Response products are sold through our Colorforms division and include both printing and personalization services. The company believes that its personalization capabilities are state-of-the-art. During Fiscal 1995, these capabilities allowed the division to introduce new services such as daily mailings for regulated industries and weekly signage programs for major retail customers. In Fiscal 1996, the division will seek to add additional customers who require consistent and predictable mailings to help offset the seasonal mailings by our customers in the publishing industry.
     The results for the Label Group include two acquisitions during Fiscal 1995 which added $7.4 million in sales. Before the acquisitions, sales for the Group were up 18%. During the year, the Wilson, North Carolina plant was doubled in size to accommodate increasing demand for both data processing and prime labels. The expanding use of bar coded labels plus new government mandated labeling requirements will continue to be the major drivers of growth for this product category.
     The Commercial Printing Group had its best year in the company's eighty-seven year history. Increasing demand for quick turnaround documents such as Preferred Provider Organization directories contributed to the record results. The company is planning to significantly expand its quick turnaround capabilities during Fiscal 1996.
     We believe that the three core strengths of the company are its 700 person salesforce, its warehousing and distribution systems and its information services capabilities. Investments in the training of the salesforce and the opening of sales offices in new cities are important factors in the company's continued growth. The office products alliance plus expansions of the Metter, Georgia and the Covington, Tennessee facilities will strengthen our distribution capabilities. New features to be added to the W.I.N. and Select Services software systems will bring additional benefits to our customers. We are continuing to invest in new equipment and advanced manufacturing processes to improve our manufacturing efficiencies.

----------------------------------------------------------
----------------------------------------------------------
              NET INCOME
            (IN THOUSANDS)
----------------------------------------------------------
----------------------------------------------------------
         2 YEAR CHANGE 34.3%
         5 YEAR CHANGE 39.8%
----------------------------------------------------------
----------------------------------------------------------
91                                $35,009
----------------------------------------------------------
92                                $39,455
----------------------------------------------------------
93                                $41,170
----------------------------------------------------------
94                                $47,931
----------------------------------------------------------
95                                $55,297
----------------------------------------------------------
----------------------------------------------------------

     Net income before accounting changes increased by $8.0 million to $55.3 million, a 17.0% increase. The after-tax ratio to sales was 7.8%. Fiscal 1994's results had included $.7 million of income from the adoption of two accounting changes. Net income after accounting changes for Fiscal 1995 increased by 15.4%. Over the last five years, net income before accounting adjustments has grown at an average compound rate of 6.9%. Earnings per share for the year were $2.46 versus $2.13 last year before accounting changes and $2.16 after accounting changes. The average number of shares outstanding increased by 1.3% during Fiscal 1995.
     Operating income for the year increased by 18.7%. Margins during the year were negatively impacted by rising raw material costs. During Fiscal 1995, the LIFO charge was $13.8 million, or 39 cents per share versus $.7 million, or 2 cents per share in Fiscal 1994. $7.1 million of the current year charge was


                               WALLACE - page 19
recorded in the fourth quarter. Before the effects of LIFO accounting, cost of goods sold as a percentage to sales was 62.1% for Fiscal 1995 and 61.7% for Fiscal 1994.
     Selling and administrative expenses increased by 11.4% for the year. As a percent to sales, they were 18.8% in Fiscal 1995 and 20.4% in Fiscal 1994. The sales organization did an especially good job of controlling expenses during the year.
     During Fiscal 1995, the Company experienced lower than anticipated payments under its retiree medical program. This positive experience coupled with a modification of certain assumptions allowed us to record a fourth quarter reduction in the retiree medical liability of $1.3 million. Offsetting this gain was a substantial increase in the value of phantom stock equivalents during the year. In November, 1994 the twelve executive officers elected to convert 100% of their deferred cash bonus accounts to stock equivalents. The stock equivalents will be included when measuring the executives' performance against stock ownership guidelines established in Fiscal 1995 by the Board of Directors. The Company's stock price at the time of conversion was $27.00. As the value of Wallace's stock has increased, an additional charge to compensation expense has been recorded. During Fiscal 1995, the total charge for stock equivalents was $1.7 million; $.8 million of this amount occurred on the last day of the Company's fiscal year when the unsolicited offer by the Moore Corporation Limited was announced.
     Depreciation and amortization expense increased 13.0% to $37.3 million. Included in this figure is $2.7 million for the amortization of internally developed software programs. We expect software amortization expenses to increase over the next few years as additional phases of the Manufacturing Information Processing System (MIPS) are completed. This additional amortization expense will be more than offset by improved manufacturing efficiencies once MIPS is implemented company-wide.

----------------------------------------------------------
----------------------------------------------------------
                 BOOK VALUE PER SHARE
----------------------------------------------------------
----------------------------------------------------------
                 2 YEAR CHANGE 20.4%
                 5 YEAR CHANGE 54.1%
----------------------------------------------------------
91                                $14.22
----------------------------------------------------------
92                                $15.73
----------------------------------------------------------
93                                $16.69
----------------------------------------------------------
94                                $18.32
----------------------------------------------------------
95                                $20.10
----------------------------------------------------------
----------------------------------------------------------

     Investment income was comparative between years at $3.6 million. Interest income from tax-exempt bonds was $2.5 million in 1995 and $2.3 million in 1994. Interest expense of $1.2 million was slightly below the prior year. During Fiscal 1995, we paid down $6.1 million of debt from the Colorforms acquisition in 1991. Interest savings from the retirement of these obligations will be $.4 million for Fiscal 1996.
     During Fiscal 1995, the company incurred a net expense of $3.8 million for the continuing development of electronic forms software, which is marketed under the name of Platforms. During Fiscal 1994, the net expense had been $1.6 million. We do not expect Platforms to reach break-even before the second half of Fiscal 1996. As our customers transition from paper based to electronic forms, the Company will be able to offer them unique products, an effective management control system, and a solution based approach to information management needs.
     The effective income tax rate for Fiscal 1995 was 36.8% versus 36.0% last year.
     Wallace enters Fiscal 1996 with record backlogs. The continued acceptance of the W.I.N. and the Select Services programs, coupled with new initiatives such as the office products alliance, enhanced short-run capabilities, and state of the art personalization services, combine to make the company's management confident that we can deliver increased shareholder value in Fiscal 1996 and beyond.
FISCAL 1994 VERSUS FISCAL 1993 Net sales for Fiscal 1994 increased by 7.9% to $588.2 million. Business forms products accounted for 46% of total sales for Fiscal years 1994 and 1993. Sales of forms products increased by 8% between years, with the entire increase coming from unit growth.
     Label products had another strong year with a sales


                               WALLACE - page 20
increase of 18%, of which approximately 2% came from higher prices and the balance from unit growth. Prime labels had an especially good year.
     Direct response printing and personalization sold through our Colorforms division showed a sales increase of 13%. Unit growth, as measured by material usage, exceeded the sales increase due to price deflation in this product line.
     Office products accounted for approximately 20% of total sales, with a sales increase during Fiscal 1994 in line with the consolidated results. Most of the increase came from new customer contracts added by the direct salesforce.
     Two product segments reported sales decreases for the year. Commercial printing was down 6% because a large order received in Fiscal 1993 did not repeat in Fiscal 1994. Hardware sales were down 20% due to fewer high speed printers being sold. These printers use our roll-handling equipment to improve their throughput.
     The Wallace Information Network (W.I.N.) and Select Services programs allow customers to sole source with Wallace, providing a control tool for their supply purchases while using Wallace's nationwide warehousing, distribution and manufacturing capabilities to reduce their costs. At fiscal 1994 year-end, 94 customers had either a W.I.N. or a Select Services installation. Sales for this customer group increased by 20% during the year, and represented in excess of 20% of consolidated sales.
     Net income after taxes increased by 16.4% to $47.9 million, an 8.1% return on net sales. Included in the year's total is $663,000 representing the after-tax benefit of adopting FASB No. 106 "Employers' Accounting for Post-Retirement Benefits Other Than Pensions", and FASB No. 109 "Accounting for Income Taxes". Earnings per share for the year were $2.16 after accounting adjustments, a 17.4% increase over the $1.84 reported for Fiscal 1993. Without the accounting adjustments, we would have reported $2.13 per share. The effective income tax rates were 36.0% in 1994 and 34.0% in 1993.

-------------------------------------------------------------------------
-------------------------------------------------------------------------
                          TOTAL CAPITALIZATION
                             (IN THOUSANDS)
-------------------------------------------------------------------------
-------------------------------------------------------------------------
                            91       92        93        94        95
-------------------------------------------------------------------------
LONG-TERM DEBT            $19,790   $25,959   $25,210   $23,500   $25,600
-------------------------------------------------------------------------
STOCKHOLDERS' EQUITY     $308,809  $355,564  $368,146  $410,139  $456,118
-------------------------------------------------------------------------
-------------------------------------------------------------------------

     Operating income in Fiscal 1994 increased by 17.6%. Operating expenses for the year increased 5.4% versus the sales increase of 7.9%. Cost of goods sold for Fiscal 1994 was 61.8% of sales, compared to 62.6% in 1993. Approximately 35% of this improvement came from lower material costs with the balance due to lower labor and overhead expenses. Based on rising paper prices during the fiscal year, LIFO accounting reduced reported results for Fiscal 1994 by 2 cents per share versus a 5 cent increase in earnings in 1993.
     Selling and administrative expenses were 20.4% of Fiscal 1994 sales versus 20.6% in Fiscal 1993. The cost of the company's medical programs benefited during the year from the expanded use of managed care options by our employees. Depreciation and amortization expense as a percent to sales remained at 5.6%.
     Investment income for Fiscal 1994 was $3.6 million versus $2.7 million the previous year. The Fiscal 1993 figure included a one-time charge of $2.3 million for a loss on the disposition of some municipal bonds. Lower interest rates during Fiscal 1994 were the principal reason for the decline in investment earnings. Interest income from tax-exempt bonds was $2.3 million in 1994 and $2.2 million in 1993. Tax excludable dividends from preferred stocks were $.1 million in 1994 and $1.3 million in 1993. Interest expense for Fiscal 1994 was $2.3 million versus $2.0 million in 1993.
     In November, 1993, the company acquired the technologies of software developer First Electronic Forms and established the Platforms division to further develop and market electronic forms solutions. Sales of electronic forms products in Fiscal 1994 were negligible and start-up expenses for this operation reduced earnings per share for the year by five cents.


                               WALLACE - page 21

LIQUIDITY AND CAPITAL RESOURCES Working capital at July 31, 1995 increased by $9.7 million to $193.1 million, including $41.1 million of cash and short-term investments. Capital expenditures for the year totaled $51.5 million bringing the total for the last five years to $191.6 million. $3.0 million of these expenditures were financed by industrial revenue bonds; the balance was financed through internally generated funds. Over the last five years, the company also spent $19.3 million for the development of proprietary software programs.
     The company was engaged in several construction projects at the end of Fiscal 1995. A new corporate headquarters is being built in Lisle, Illinois. The existing Hillside, Illinois facility will be retained for use by the Information Services groups and by Chicago area sales offices. Manufacturing and distribution expansions in Metter, Georgia and Covington, Tennessee will be completed during the first half of Fiscal 1996, as will a new short-run plant in Lebanon, Kentucky. The estimated cost during the next year to complete these projects is $25 million. Alternative financing arrangements, such as a sale and leaseback of the new corporate headquarters, are being reviewed. Total capital expenditures for Fiscal 1996 will be in the range of $50 to $55 million.
     Long-term debt at July 31, 1995 was $25.6 million. $23.5 million represents industrial revenue bonds issued in prior years for the construction of plants in Lebanon, Kentucky, Manchester, Vermont and Covington, Tennessee. The balance of $2.1 million represents deferred payments in connection with two acquisitions made during Fiscal 1995. Under the terms of these purchase agreements, a portion of the purchase price is being held in escrow pending the resolution of open contingencies such as final income tax reviews.
     Stockholders' equity increased 11.2% to $456.1 million. Return on average stockholders' equity was 12.8% in 1995 versus 12.3% last year. Book value per share increased 9.7% to $20.10 at July 31, 1995.

                        CAPITAL EXPENDITURES
                          AND DEPRECIATION
-------------------------------------------------------------------------
-------------------------------------------------------------------------
                            91       92        93        94        95
-------------------------------------------------------------------------
DEPRECIATION              $20,610   $26,023   $28,543   $30,934   $33,708
-------------------------------------------------------------------------
CAPITAL EXPENDITURES      $40,540   $33,517   $31,818   $34,228   $51,487
-------------------------------------------------------------------------
-------------------------------------------------------------------------

     During Fiscal 1995, the company re-issued 296,210 shares of treasury stock as part of its employee benefit programs. These shares had been purchased in the open market during Fiscal 1993. At July 31, 1995, 106,613 shares remain in treasury stock. These shares may be used for future acquisitions or for stock purchases under the employee benefit programs.
     Over the last twelve months, the value of the company's inventories increased by $23.8 million before the effects of LIFO. A majority of the increase came from finished goods which reflect both higher material costs plus increased units. As more customers look to Wallace to store inventories for them, we expect the finished goods balance to continue increasing in the coming years.
     Higher selling prices to recover raw material increases contributed to a $32.2 million increase in accounts receivable, up 33.8%. This increase was in line with the fourth quarter sales increase of $49.1 million, or 33.0%.
     We do not anticipate a need for additional borrowing during Fiscal 1996 to cover capital expenditures or working capital requirements for the year.
COMMON STOCK Dividends were raised for the 23rd consecutive year in November, 1994 to $.74 per share, a 15.6% increase over last year's rate. The average number of shares outstanding for the year was 22.5 million in Fiscal 1995 versus 22.2 million in Fiscal 1994. The increase in shares came entirely from the exercise of options under the company's 1989 stock option plan and the Employee Stock Purchase Plan.
     The company's stock is traded on the New York Stock Exchange under the symbol WCS.


                               WALLACE - page 22

                                  QUARTERLY RESULTS

(in thousands, except per share amounts) (Unaudited)      1ST QUARTER    2ND QUARTER    3RD QUARTER   4TH QUARTER
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
1995
---------------------------------------------------------------------------------------------------------------------
Net sales                                                  $ 158,353      $ 176,165      $ 180,119     $ 198,201
---------------------------------------------------------------------------------------------------------------------
Cost of goods sold (excluding depreciation)                  101,620        113,695        112,755       128,729
---------------------------------------------------------------------------------------------------------------------
Operating income                                              17,708         20,497         22,510        24,315
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    18,335         21,160         22,937        25,028
---------------------------------------------------------------------------------------------------------------------
Net income                                                    11,643         13,436         14,450        15,768
---------------------------------------------------------------------------------------------------------------------
Net income per share                                       $     .52      $     .60      $     .64     $     .70
---------------------------------------------------------------------------------------------------------------------
1994
---------------------------------------------------------------------------------------------------------------------
Net sales                                                  $ 144,510      $ 153,122      $ 141,472     $ 149,069
---------------------------------------------------------------------------------------------------------------------
Cost of goods sold (excluding depreciation)                   90,635         95,246         85,614        91,993
---------------------------------------------------------------------------------------------------------------------
Operating income                                              16,704         19,524         17,451        17,951
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    17,168         20,053         18,087        18,548
---------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes         10,988         12,833         11,576        11,871
---------------------------------------------------------------------------------------------------------------------
Net income                                                    11,651         12,833         11,576        11,871
---------------------------------------------------------------------------------------------------------------------
Net income per share                                       $     .53      $     .58      $     .52     $     .53
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


                        MARKET PRICE PER SHARE                  DIVIDENDS PAID PER SHARE
                   FISCAL 1995        FISCAL 1994              FISCAL 1995    FISCAL 1994
-------------------------------------------------------------------------------------------
QUARTER           HIGH      LOW       HIGH      LOW
-------------------------------------------------------------------------------------------
First             $34.25    $26.75    $28.38    $23.13             $ .16           $.145
-------------------------------------------------------------------------------------------
Second             29.00     25.88     33.88     27.13               .185           .16
-------------------------------------------------------------------------------------------
Third              33.63     28.88     36.13     32.88               .185           .16
-------------------------------------------------------------------------------------------
Fourth             60.00     33.13     34.75     31.00               .185           .16
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


                               WALLACE - page 23

                       CONSOLIDATED STATEMENTS OF INCOME
                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARY

(in thousands, except per share amounts) For the years ended July 31, 1995, 1994 and 1993            1995       1994       1993
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                                          $ 712,838  $ 588,173  $ 545,315
-----------------------------------------------------------------------------------------------------------------------------------
Cost and expenses:
-----------------------------------------------------------------------------------------------------------------------------------
     Cost of goods sold                                                                              456,799    363,488    341,605
-----------------------------------------------------------------------------------------------------------------------------------
     Selling and administrative expenses                                                             133,713    120,049    112,524
-----------------------------------------------------------------------------------------------------------------------------------
     Provision for depreciation and amortization                                                      37,296     33,006     30,299
-----------------------------------------------------------------------------------------------------------------------------------
          Total costs and expenses                                                                   627,808    516,543    484,428
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                                                                      85,030     71,630     60,887
-----------------------------------------------------------------------------------------------------------------------------------
     Interest income                                                                                  (3,639)    (3,551)    (2,688)
-----------------------------------------------------------------------------------------------------------------------------------
     Interest expense, net of capitalized interest                                                     1,209      1,325      1,196
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                            87,460     73,856     62,379
-----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes: (Note 7)
-----------------------------------------------------------------------------------------------------------------------------------
     Current:
-----------------------------------------------------------------------------------------------------------------------------------
          Federal                                                                                     24,309     21,615     17,485
-----------------------------------------------------------------------------------------------------------------------------------
          State                                                                                        5,942      5,028      4,261
-----------------------------------------------------------------------------------------------------------------------------------
     Deferred                                                                                          1,912        (55)      (537)
-----------------------------------------------------------------------------------------------------------------------------------
               Total income taxes                                                                     32,163     26,588     21,209
-----------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of accounting changes                                          $  55,297  $  47,268  $  41,170
-----------------------------------------------------------------------------------------------------------------------------------
     Adoption of FASB 109
          (Accounting for income taxes) (Note 7)                                                          --      3,955         --
-----------------------------------------------------------------------------------------------------------------------------------
     Adoption of FASB 106, net of $1,853 of tax benefits
          (Employers' accounting for postretirement benefits) (Note 8)                                    --     (3,292)        --
-----------------------------------------------------------------------------------------------------------------------------------
Net income after cumulative effect of accounting changes                                           $  55,297  $  47,931  $  41,170
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Income (charge) per common share:
-----------------------------------------------------------------------------------------------------------------------------------
Operations before cumulative effect of accounting changes                                          $    2.46  $    2.13  $    1.84
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting for:
-----------------------------------------------------------------------------------------------------------------------------------
     Postretirement benefits other than pensions
          (net of tax benefits)                                                                           --      (0.15)        --
-----------------------------------------------------------------------------------------------------------------------------------
     Income taxes                                                                                         --       0.18         --
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share                                                                               $    2.46  $    2.16  $    1.84
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.


                               WALLACE - page 24

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARY

                                                    COMMON STOCK   COMMON STOCK               UNREALIZED
(in thousands, except per share amounts)                  SHARES            PAR   PREFERRED     SECURITY    ADDITIONAL   RETAINED
For the years ended July 31, 1995, 1994 and 1993     OUTSTANDING          VALUE       STOCK    GAIN/LOSS       CAPITAL   EARNINGS
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1992                                    22,606       $ 22,606      $   --       $   --      $ 45,742   $287,216
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                               --             --          --           --            --     41,170
------------------------------------------------------------------------------------------------------------------------------------
     Cash dividends ($.58 per share)                          --             --          --           --            --    (12,885)
------------------------------------------------------------------------------------------------------------------------------------
     Sale of stock under employee
          stock purchase plan (Note 5)                       252            252          --           --         5,003         --
------------------------------------------------------------------------------------------------------------------------------------
     Stock options exercised net of shares
          exchanged in lieu of cash (Note 5)                 167            167          --           --         3,072         --
------------------------------------------------------------------------------------------------------------------------------------
     Tax benefit from early disposition by
          employees of stock issued under stock
          option plans and exercise of
          non-qualified stock options                         --             --          --           --           680         --
------------------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                               (964)          (964)         --           --       (23,913)        --
------------------------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1993                                    22,061         22,061          --           --        30,584    315,501
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                               --             --          --           --            --     47,931
------------------------------------------------------------------------------------------------------------------------------------
     Cash dividends ($.64 per share)                          --             --          --           --            --    (14,239)
------------------------------------------------------------------------------------------------------------------------------------
     Treasury shares issued through sale of
          stock under employee stock purchase
          plan (Note 5)                                      236            236          --           --         5,541         --
------------------------------------------------------------------------------------------------------------------------------------
     Treasury shares issued through exercise
          of stock options net of shares
          exchanged in lieu of cash (Note 5)                  96             96          --           --         1,572         --
------------------------------------------------------------------------------------------------------------------------------------
     Tax benefit from early disposition by
          employees of stock issued under stock
          option plans and exercise of
          non-qualified stock options                         --             --          --           --           856         --
------------------------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1994                                    22,393         22,393          --           --        38,553    349,193
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                               --             --          --           --            --     55,297
------------------------------------------------------------------------------------------------------------------------------------
     Cash dividends ($.74 per share)                          --             --          --           --            --    (16,680)
------------------------------------------------------------------------------------------------------------------------------------
     Treasury shares issued through sale of
          stock under employee stock purchase
          plan (Note 5)                                      265            265          --           --         6,169         --
------------------------------------------------------------------------------------------------------------------------------------
     Treasury shares issued through exercise
          of stock options net of shares
          exchanged in lieu of cash (Note 5)                  31             31          --           --           560         --
------------------------------------------------------------------------------------------------------------------------------------
     Tax benefit from early disposition by
          employees of stock issued under stock
          option plans and exercise of
          non-qualified stock options                         --             --          --           --           518         --
------------------------------------------------------------------------------------------------------------------------------------
     Unrealized security gain/loss (Note 9)                   --             --          --         (181)           --         --
------------------------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1995                                    22,689       $ 22,689      $   --       $ (181)     $ 45,800   $387,810
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                               WALLACE - page 25

                          CONSOLIDATED BALANCE SHEETS
                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARY

(dollars in thousands) July 31, 1995 and 1994                                  1995              1994
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Assets
-------------------------------------------------------------------------------------------------------
Current Assets:
-------------------------------------------------------------------------------------------------------
     Cash and cash equivalents                                            $  10,815         $  17,587
-------------------------------------------------------------------------------------------------------
     Short-term investments, at cost                                         30,242            59,411
-------------------------------------------------------------------------------------------------------
     Accounts receivable, less allowance for doubtful accounts
          of $2,671 in 1995 and $1,982 in 1994                              127,365            95,178
-------------------------------------------------------------------------------------------------------
     Inventories (Note 2)                                                    79,523            69,543
-------------------------------------------------------------------------------------------------------
     Advances and prepaid expenses                                           10,927             6,507
-------------------------------------------------------------------------------------------------------
               Total current assets                                         258,872           248,226
-------------------------------------------------------------------------------------------------------
Property, plant and equipment, at cost:
-------------------------------------------------------------------------------------------------------
     Land and buildings                                                     106,342           100,206
-------------------------------------------------------------------------------------------------------
     Machinery, equipment, furniture and fixtures                           380,380           331,630
-------------------------------------------------------------------------------------------------------
     Leasehold improvements                                                     485               408
-------------------------------------------------------------------------------------------------------
     Total property, plant and equipment                                    487,207           432,244
-------------------------------------------------------------------------------------------------------
     Less-reserves for depreciation and amortization                       (230,691)         (199,382)
-------------------------------------------------------------------------------------------------------
               Net property, plant and equipment                            256,516           232,862
-------------------------------------------------------------------------------------------------------
Intangible assets arising from acquisitions                                  26,575            15,779
-------------------------------------------------------------------------------------------------------
Cash surrender value of life insurance                                       26,836            21,530
-------------------------------------------------------------------------------------------------------
System development costs*                                                    15,253             9,587
-------------------------------------------------------------------------------------------------------
Other assets*                                                                 8,650            10,608
-------------------------------------------------------------------------------------------------------
                    Total Assets                                          $ 592,702         $ 538,592
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------------------------------
Current Liabilities:
-------------------------------------------------------------------------------------------------------
     Current maturities of long-term debt                                 $     205         $   6,110
-------------------------------------------------------------------------------------------------------
     Accounts payable                                                        24,209            24,009
-------------------------------------------------------------------------------------------------------
     Dividends payable                                                        4,198             3,583
-------------------------------------------------------------------------------------------------------
     Accrued compensation and related expenses                               18,450            14,471
-------------------------------------------------------------------------------------------------------
     Other accrued expenses                                                   6,754             4,332
-------------------------------------------------------------------------------------------------------
     Contribution to profit sharing and retirement fund (Note 4)             11,906            10,403
-------------------------------------------------------------------------------------------------------
     Federal and state income taxes                                              --             1,886
-------------------------------------------------------------------------------------------------------
               Total current liabilities                                     65,722            64,794
-------------------------------------------------------------------------------------------------------
Deferred compensation and retirement benefits (Note 8)                       21,167            17,976
-------------------------------------------------------------------------------------------------------
Deferred income taxes (Note 7)                                               24,095            22,183
-------------------------------------------------------------------------------------------------------
Long-term debt (Note 3)                                                      25,600            23,500
-------------------------------------------------------------------------------------------------------
Stockholders' equity:
-------------------------------------------------------------------------------------------------------
          Preferred stock, $50 par value, authorized 500,000 shares              --                --
-------------------------------------------------------------------------------------------------------
          Common stock, $1.00 par value, authorized 50,000,000 shares        22,689            22,393
-------------------------------------------------------------------------------------------------------
          Unrealized security gain/loss (Note 9)                               (181)               --
-------------------------------------------------------------------------------------------------------
          Additional capital                                                 45,800            38,553
-------------------------------------------------------------------------------------------------------
          Retained earnings                                                 387,810           349,193
-------------------------------------------------------------------------------------------------------
               Total stockholders' equity                                   456,118           410,139
-------------------------------------------------------------------------------------------------------
                    Total Liabilities and Stockholders' Equity            $ 592,702         $ 538,592
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.
*Prior year has been reclassified to conform with current year presentation.


                               WALLACE - page 26

                     CONSOLIDATED STATEMENTS OF CASH FLOW
               (Before Cumulative Effect of Accounting Changes)
                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARY

(dollars in thousands) For the years ended July 31, 1995, 1994 and 1993           1995         1994         1993
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
--------------------------------------------------------------------------------------------------------------------
     Net income                                                               $ 55,297     $ 47,268     $ 41,170
--------------------------------------------------------------------------------------------------------------------
     Adjustments to reconcile net income to
     net cash provided by operating activities:
--------------------------------------------------------------------------------------------------------------------
          Depreciation and amortization                                         37,296       33,006       30,299
--------------------------------------------------------------------------------------------------------------------
          Deferred taxes                                                         1,375        3,737       (1,023)
--------------------------------------------------------------------------------------------------------------------
          (Gain) loss on disposal of property                                     (399)          57         (141)
--------------------------------------------------------------------------------------------------------------------
     Changes in assets and liabilities, net of effects from
     the purchase of Lampro Graphics and Retterbush and Sauer
--------------------------------------------------------------------------------------------------------------------
          Accounts receivable                                                  (30,538)      (2,403)      (3,582)
--------------------------------------------------------------------------------------------------------------------
          Inventories                                                           (9,213)        (853)     (12,652)
--------------------------------------------------------------------------------------------------------------------
          Advances and prepaid expenses                                         (2,811)      (1,799)         142
--------------------------------------------------------------------------------------------------------------------
          Other assets                                                         (14,145)      (9,696)      (4,907)
--------------------------------------------------------------------------------------------------------------------
          Accounts payable and other liabilities                                 6,328        5,708        3,684
--------------------------------------------------------------------------------------------------------------------
          Federal and state income taxes                                        (1,886)      (1,827)      (1,646)
--------------------------------------------------------------------------------------------------------------------
          Deferred compensation and retirement benefits                          3,191        2,871          557
--------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                  44,495       76,069       51,901
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
--------------------------------------------------------------------------------------------------------------------
     Capital expenditures                                                      (51,487)     (34,228)     (31,818)
--------------------------------------------------------------------------------------------------------------------
     Short-term investments                                                     29,169      (19,588)       4,777
--------------------------------------------------------------------------------------------------------------------
     Unrealized security gain/loss                                                (181)          --           --
--------------------------------------------------------------------------------------------------------------------
     Proceeds from disposal of property                                            455          262          879
--------------------------------------------------------------------------------------------------------------------
     Other capital investments, including acquisitions                         (17,017)      (2,700)          --
--------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                                     (39,061)     (56,254)     (26,162)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
--------------------------------------------------------------------------------------------------------------------
     Proceeds from issuance of common stock                                         --           --        3,919
--------------------------------------------------------------------------------------------------------------------
     Cash dividends paid                                                       (16,065)     (13,855)     (12,738)
--------------------------------------------------------------------------------------------------------------------
     Amounts paid on long-term debt                                             (6,110)      (4,849)        (709)
--------------------------------------------------------------------------------------------------------------------
     Proceeds from issuance of short-term debt                                   4,829           --           --
--------------------------------------------------------------------------------------------------------------------
     Proceeds from issuance of long-term debt                                    2,100        8,500           --
--------------------------------------------------------------------------------------------------------------------
     Proceeds from issuance of treasury stock                                    7,544        8,301        5,255
--------------------------------------------------------------------------------------------------------------------
     Retirement of short-term and acquired debt                                 (6,474)          --           --
--------------------------------------------------------------------------------------------------------------------
     Net construction funds held by trustee                                      1,970       (7,432)          --
--------------------------------------------------------------------------------------------------------------------
     Purchase of treasury stock                                                     --           --      (24,877)
--------------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                                     (12,206)      (9,335)     (29,150)
--------------------------------------------------------------------------------------------------------------------
Net changes in cash and cash equivalents                                        (6,772)      10,480       (3,411)
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                  17,587        7,107       10,518
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                      $ 10,815     $ 17,587     $  7,107
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Supplemental disclosure:
--------------------------------------------------------------------------------------------------------------------
     Interest paid (net of interest capitalized)                              $   (220)    $    339     $    664
--------------------------------------------------------------------------------------------------------------------
     Income taxes paid                                                          35,520       25,444       22,598
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.


                               WALLACE - page 27

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1995

1. SUMMARY OF MAJOR ACCOUNTING POLICIES:
PRINCIPLES OF CONSOLIDATION: The accompanying financial statements include the accounts of the company and its subsidiary, which is wholly owned. All significant intercompany transactions have been eliminated.
REVENUE RECOGNITION: Revenues from product sales and software licenses are recorded when the product is shipped to the customer. In some instances, revenue is not recognized until installation is complete or customer acceptance is acknowledged.
INVENTORIES:Inventories are stated at cost which does not exceed market and include material, labor and overhead. Cost is determined on the last-in, first-out (LIFO) basis for certain inventories, and on the first-in, first-out
(FIFO) basis for other inventories.
DEPRECIATION: Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the various classes of property, plant and equipment.

-------------------------------------------------------------
-------------------------------------------------------------
Buildings                                            40 years
-------------------------------------------------------------
Building equipment                                10-15 years
-------------------------------------------------------------
Machinery and equipment                            3-10 years
-------------------------------------------------------------
Leasehold improvements                           Lease period
-------------------------------------------------------------
-------------------------------------------------------------

INTANGIBLE ASSETS: $1,382,000 of Intangible Assets arising from Acquisitions represents the excess of cost over net assets of a business purchased in 1962. This amount is not being amortized since the company does not believe any reduction of continuing value has occurred. The Company periodically reviews intangible assets to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur.
     The excess of cost over the assigned value of the net tangible assets in connection with all other acquisitions is being amortized on a straight-line basis over 40 years. Amortization expense amounted to $491,000 in 1995 and $389,000 in each of 1994 and 1993. The unamortized balance relating to the Retterbush and Sauer acquisition was $8,336,000 at July 31, 1995; the Lampro balance was $2,850,000; the Colorforms balance was $14,008,000. The July 31, 1994 unamortized balance relating to the Colorforms acquisition was $14,397,000. OTHER ASSETS: $5,462,000 in 1995, and $7,432,000 in 1994 represent the unused balance of construction funds held for the Lebanon, Kentucky plant. The company expenses as incurred the cost of maintaining existing computer software. Purchased software is capitalized and then amortized over periods ranging from three to seven years. Amortization expense for computer software was $2,866,000 in 1995; $1,595,000 in 1994; and $1,322,000 in 1993. The unamortized balance of capitalized computer software was $15,253,000 in 1995 and $9,587,000 in 1994. INCOME TAXES: Effective August 1, 1993, the company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Under that standard, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amount and the tax bases of existing assets and liabilities.
Investment tax credits are amortized to income over the lives of the applicable assets. The unamortized investment tax credit amounted to $401,000 in 1995 and $598,000 in 1994.
INDUSTRY SEGMENT: The company is engaged primarily in the computer services and supply industry.
NET INCOME PER SHARE: Net income per share is based on the weighted average number of shares outstanding during each year. The exercise of outstanding stock options would not have a significant dilutive effect upon net income per share.
CASH AND CASH EQUIVALENTS: The company invests excess cash balances in short-term securities, including commercial paper, money market funds, and municipal bonds whose original maturities are less than three months. CAPITALIZED INTEREST COSTS: Interest costs are capitalized based upon the cost of capital projects in progress during the year. Interest costs capitalized (in thousands) for the last three years were:


                               WALLACE - page 28

                                                INTEREST       INTEREST
                                                 EXPENSE    CAPITALIZED
--------------------------------------------------------------------------
--------------------------------------------------------------------------
1995                                             $ 2,717        $ 1,508
--------------------------------------------------------------------------
1994                                               2,311            986
--------------------------------------------------------------------------
1993                                               1,983            787
--------------------------------------------------------------------------
--------------------------------------------------------------------------

Amortization expense for interest capitalized was $681,000 in 1995; $597,000 in 1994; and $531,000 in 1993.
2. INVENTORIES: Inventories (in thousands) at July 31, were as follows:

                                                    1995          1994
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Raw materials                                   $ 25,981      $ 22,221
--------------------------------------------------------------------------
Work in process                                    2,060         1,614
--------------------------------------------------------------------------
Finished products                                 51,482        45,708
--------------------------------------------------------------------------
                                                $ 79,523      $ 69,543
--------------------------------------------------------------------------
--------------------------------------------------------------------------

At July 31, 1995 and 1994 the cost of inventories aggregating $51,957,000 and $49,474,000, respectively, was determined on the LIFO method.
     Inventories would have been $26,437,000 higher in Fiscal 1995 and $12,658,000 higher in Fiscal 1994, if the FIFO method had been used for all inventories.
3. FINANCING ARRANGEMENTS: Long-term debt (in thousands) consisted of the following at July 31:

                                                   1995          1994
------------------------------------------------------------------------
------------------------------------------------------------------------
Average 3.83% adjustable industrial
revenue bonds due 2007                         $  7,000      $  7,000
------------------------------------------------------------------------
Average 3.73% adjustable industrial
revenue bonds due 2009                            8,000         8,000
------------------------------------------------------------------------
Average 3.87% adjustable industrial
revenue bonds due 2019                            8,500         8,500
------------------------------------------------------------------------
Average 5.55% adjustable promissory
note due 1998                                     2,000            --
------------------------------------------------------------------------
Average 6.45% adjustable promissory note
maturing serially not earlier than 1998             305            --
------------------------------------------------------------------------
10.25% promissory note due 1995                      --         3,086
------------------------------------------------------------------------
9.75% industrial revenue bond due 1995               --         3,000
------------------------------------------------------------------------
11.25% capital lease due 1994                        --            24
------------------------------------------------------------------------
                                               $ 25,805      $ 29,610
Less-current portion                                205         6,110
------------------------------------------------------------------------
                                               $ 25,600      $ 23,500
------------------------------------------------------------------------
------------------------------------------------------------------------


Based upon the interest rates currently available to the company for borrowings with similar terms and maturities, the fair value of the company's debt and other financial instruments are either carried at fair value or do not materially differ from fair value.
     The industrial revenue bonds due 2007, 2009 and 2019 may be tendered at the option of the holders on dates specified in the agreements. The company maintains arrangements with agents to remarket any bonds tendered before the final maturity dates. The bonds are also supported by letters of credit.
     The company's financing arrangements contain certain restrictive financial covenants. Under the most restrictive of the covenants, the company must maintain a current ratio of at least 2 to 1, net worth of not less than $297 million and funded debt not greater than 40% of net tangible assets plus funded debt. The company was in compliance with all debt covenants at July 31, 1995 and 1994.
     Principal payments due on long-term debt during the next five years are as follows: $205,000 in 1996; $0 in 1997; $2,100,000 in 1998; and $0 in each of
1999 through 2000.
     At July 31, 1995 the company had $14,000,000 of unused short-term lines of bank credit at the prime rate of interest. The company has agreed to maintain a compensating balance equal to 5% for a $1,000,000 line. The balance of the short-term credit lines are uncommitted and unsecured. There were no borrowings under these lines in Fiscal 1995 or Fiscal 1994.
4. PROFIT SHARING AND RETIREMENT PLAN: The company has a contributory profit sharing and retirement plan covering most employees. Company contributions to the Plan charged to operations were $11,906,000 in Fiscal 1995, $10,403,000 in Fiscal 1994 and $8,386,000 in Fiscal 1993.
5. STOCK OPTIONS: The company has a 1989 stock option plan, which will expire on September 12, 1999, under which options may be granted to officers and others, except for non-employee directors. Two types of options to purchase common stock may be granted: Incentive Options and Non-Qualified Options. In the case of Incentive Options, the


                               WALLACE - page 29
option price may not be less than 100% of the market value of the stock at the date of grant. For Non-Qualified Options, the grant price may not be less than 85% of the market value; however, to date no options have been granted at less than 100% of market value. The option price may be paid in cash or by exchanging previously acquired company common stock with a market value equal to the purchase price. Options become exercisable as to 40% of the shares granted one year after grant and the remaining 60% of the shares granted become exercisable two years after grant. Options expire 10 years after grant.
     The following table summarizes the activity under the stock option plan for the last two years:

                                                               AVERAGE
                                                                OPTION
                                                NUMBER       PRICE PER
                                             OF SHARES           SHARE
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Outstanding at July 31, 1993                   413,201         $ 21.95
--------------------------------------------------------------------------
Granted                                         75,500           28.88
--------------------------------------------------------------------------
Forfeited                                       (5,000)          25.51
--------------------------------------------------------------------------
Exercised                                     (129,501)          20.36
--------------------------------------------------------------------------
Outstanding at July 31, 1994                   354,200         $ 24.02
--------------------------------------------------------------------------
Granted                                         92,900           33.32
--------------------------------------------------------------------------
Forfeited                                       (2,100)          29.71
--------------------------------------------------------------------------
Exercised                                      (35,108)          21.10
--------------------------------------------------------------------------
Outstanding at July 31, 1995                   409,892         $ 26.36
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                               JULY 31         JULY 31
                                                  1995            1994
--------------------------------------------------------------------------
Shares available for future grants             293,076         385,976
--------------------------------------------------------------------------
Shares exercisable                             272,992         241,800
--------------------------------------------------------------------------
--------------------------------------------------------------------------

The company also has an Employee Stock Purchase Plan, adopted in 1974 and expiring December 31, 1996, under which a total of 4,700,000 shares of common stock have been reserved for purchase by employees through semi-annual offerings. At the annual meeting of stockholders held on November 9, 1994, the number of shares of common stock available for future grants under the company's Stock Option and Employee Stock Purchase Plans was increased by 500,000 which is included in the aforementioned total. The option price is the lower of 85% of the market price of the shares on the commencement date or the termination date of each offering period. Employees participate in the plan through payroll deductions and the plan qualifies for certain tax advantages under section 423 of the Internal Revenue Code. Options were exercised to purchase 265,627 shares at $24.23 in Fiscal 1995, and 236,407 shares at $24.44 in Fiscal 1994. Shares issued in Fiscal 1995 and Fiscal 1994 were issued from the company's Treasury Stock. There were 676,626 shares available at July 31, 1995 and 442,253 shares available at July 31, 1994 for future issuance under this plan.
6. LEASE COMMITMENTS: Total rent expense for manufacturing facilities, sales offices and equipment amounted to $5,508,000 in 1995, $4,907,000 in 1994 and $4,900,000 in 1993. The minimum future rental commitments under non-cancellable lease arrangements are $2,983,000 in 1996; $1,865,000 in 1997; $955,000 in
1998; and $467,000 in 1999; and $501,000 for 2000 and beyond.
7. INCOME TAXES: Effective August 1, 1993, the company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes."
     The significant deferred tax assets and liabilities at July 31, in thousands of dollars, were as follows:

                                                       1995          1994
----------------------------------------------------------------------------
Deferred tax liabilities:
----------------------------------------------------------------------------
     Accelerated depreciation                      $ 30,124      $ 31,565
----------------------------------------------------------------------------
     Software development                             5,052         2,848
----------------------------------------------------------------------------
     Other                                            4,971         4,964
----------------------------------------------------------------------------
     Total Deferred Liabilities                      40,147        39,377
----------------------------------------------------------------------------
Deferred tax assets:
----------------------------------------------------------------------------
     Deferred compensation                            5,300         3,662
----------------------------------------------------------------------------
     Postretirement benefits                          1,601         2,151
----------------------------------------------------------------------------
     Inventory capitalization                         2,926         2,433
----------------------------------------------------------------------------
     Other                                            7,674         5,495
----------------------------------------------------------------------------
     Total Deferred Assets                           17,501        13,741
----------------------------------------------------------------------------
Net Deferred Tax Liabilities                       $ 22,646      $ 25,636
----------------------------------------------------------------------------
----------------------------------------------------------------------------

                               WALLACE - page 30

The provision for income taxes is comprised of the following:

                                             1995      1994      1993
-------------------------------------------------------------------------
Statutory federal
     income tax rate                         35.0%     35.0%     34.0%
-------------------------------------------------------------------------
State and local
     income taxes                             4.4       4.4       4.5
-------------------------------------------------------------------------
Tax exempt
     interest income                         (1.0)     (1.1)     (1.2)
-------------------------------------------------------------------------
Tax credits and other                        (1.6)     (2.3)     (3.3)
-------------------------------------------------------------------------
Effective tax rate                           36.8%     36.0%     34.0%
-------------------------------------------------------------------------
-------------------------------------------------------------------------

8. POSTRETIREMENT BENEFITS: All current retirees; employees at least 55 with 20 or more years of service as of December 31, 1993; and employees between the ages of 50 and 54 who have at least 20 years of service as of December 31, 1993, and retire before December 31, 1998; are entitled to postretirement health care coverage. These benefits are subject to the same deductibles and co-payment provisions which apply to active employees. All other employees who retire after December 31, 1993 will pay 100% of their retirement medical coverage. The company may amend or change the plan periodically.
     Effective August 1, 1993, the company adopted Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." The company elected to immediately recognize the transition obligation for future benefits to be paid related to past employee services.
     The net-accrual basis expense for postretirement benefits as of July 31 was as follows:

(in thousands of dollars)                            1995         1994
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Components of net periodic postretirement benefit costs:
---------------------------------------------------------------------------
Service cost                                       $   22        $  40
---------------------------------------------------------------------------
Interest cost                                         308          391
---------------------------------------------------------------------------
Amortization of (gain)                               (985)          --
---------------------------------------------------------------------------
Net periodic postretirement
     benefit cost                                  $ (655)       $ 431
---------------------------------------------------------------------------
---------------------------------------------------------------------------

     The liability at July 31 (included in Deferred Compensation and Retirement Benefits on the accompanying Consolidated Balance Sheet, in thousands of dollars) for postretirement benefits is as follows:

                                                    1995          1994
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Actuarial present value of benefit obligations:
-------------------------------------------------------------------------
Retirees                                         $ 2,580       $ 2,882
-------------------------------------------------------------------------
Fully eligible active
     plan participants                               800         1,490
-------------------------------------------------------------------------
Other active plan
     participants                                    666           992
-------------------------------------------------------------------------
Actuarial present value
     of benefit obligations:                     $ 4,046       $ 5,364
-------------------------------------------------------------------------
-------------------------------------------------------------------------

For financial reporting purposes, the actuarial computations assumed a discount rate of 8.0% to determine the accumulated postretirement benefit obligation, and an assumed health care cost trend rate of 10.64% and 9.14% for pre-65 and post-65 medical coverage, respectively, for 1995, declining gradually to 6.0% in 2001, to measure the accumulated postretirement benefit obligation. However, a one percentage point increase in the assumed health care cost trend would increase the aggregate of the service cost and interest cost components of the annual postretirement expense by $30,000 and the postretirement benefit obligation as of July 31, 1995 by $317,000.
9. INVESTMENTS IN DEBT AND EQUITY SECURITIES: Effective August 1, 1994, the company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," which requires securities that are available-for-sale to be carried at fair value, with changes in net unrealized gains and losses recorded as a separate component of shareholders' equity. Previously, fixed income securities classified as available-for-sale were carried at the lower of amortized cost or fair value, determined in the aggregate. The adoption of this statement had no impact on net income, but decreased shareholders' equity by $181,000 at July 31, 1995 (net of tax).


                               WALLACE - page 31

The amortized cost and market value of investments as of adoption on August 1, 1994, and as of July 31, 1995 were as follows:

August 1, 1994                                       AMORTIZED       UNREALIZED HOLDING            MARKET
                                                          COST          GAINS      LOSSES           VALUE
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Available-for-sale
------------------------------------------------------------------------------------------------------------
     State, municipal & other gov't debt          $ 22,629,000      $  42,000   $  64,000    $ 22,607,000
------------------------------------------------------------------------------------------------------------
     Corporate debt                                  1,992,000          7,000          --       1,999,000
------------------------------------------------------------------------------------------------------------
     Equity                                         14,322,000         86,000     795,000      13,613,000
------------------------------------------------------------------------------------------------------------
     Other                                              68,000             --          --          68,000
------------------------------------------------------------------------------------------------------------
Held-to-maturity
------------------------------------------------------------------------------------------------------------
     State, municipal & other gov't debt            20,400,000             --          --      20,400,000
------------------------------------------------------------------------------------------------------------
          Total short-term investments            $ 59,411,000      $ 135,000   $ 859,000    $ 58,687,000
------------------------------------------------------------------------------------------------------------
Long-term available-for-sale
------------------------------------------------------------------------------------------------------------
     Equity                                       $  1,992,000      $      --   $      --    $  1,992,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
JULY 31, 1995                                        AMORTIZED         UNREALIZED HOLDING          MARKET
                                                          COST          GAINS      LOSSES           VALUE
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Available-for-sale
------------------------------------------------------------------------------------------------------------
     State, municipal & other gov't debt          $ 21,293,000      $ 113,000   $  23,000    $ 21,383,000
------------------------------------------------------------------------------------------------------------
     Equity                                          9,251,000             --     392,000       8,859,000
------------------------------------------------------------------------------------------------------------
Held-to-maturity
------------------------------------------------------------------------------------------------------------
     State, municipal & other gov't debt                    --             --          --              --
------------------------------------------------------------------------------------------------------------
          Total short-term investments            $ 30,544,000      $ 113,000   $ 415,000    $ 30,242,000
------------------------------------------------------------------------------------------------------------
Long-term available-for-sale
------------------------------------------------------------------------------------------------------------
     Equity                                       $  1,992,000      $      --   $      --    $  1,992,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

Short-term investments were carried at amortized cost at July 31, 1994. Maturities for all debt securities classified as short-term are less than one year. The long-term investment is included in the "Other Assets" section of the balance sheet.
     For Fiscal 1995, proceeds on the sale of available-for-sale securities were $8,710,000, with gross realized gains of $144,000. The amortized cost of these securities was based on specific identification. No securities during the period were classified as trading securities. There have been no sales of held-to-maturity securities other than at their maturity date. The net unrealized loss on available-for-sale securities has decreased by $253,000 (net of tax) from August 1, 1994 to July 31, 1995.

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS TO THE STOCKHOLDERS OF WALLACE COMPUTER SERVICES, INC. We have audited the accompanying consolidated balance sheets of Wallace Computer Services, Inc., (a Delaware corporation) and Subsidiary as of July 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three Fiscal years in the period ended July 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wallace Computer Services, Inc. and Subsidiary as of July 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three Fiscal years in the period ended July 31, 1995 in conformity with generally accepted accounting principles.
     As discussed in Notes 7, 8 and 9 to the consolidated financial statements, the company changed its method of accounting for income taxes and post retirement benefits effective August 1, 1993, and its method of accounting for certain investments in debt and equity securities effective August 1, 1994.

Arthur Andersen LLP - Chicago, Illinois - August 23, 1995


                               WALLACE - page 32

                                              CORPORATE AND INVESTOR INFORMATION

BOARD OF DIRECTORS                BRUCE D'ANGELO                MICHAEL D. KEIM                DISTRIBUTION CENTERS
                                  Vice President Corporate      Vice President Business        Lodi, Calif.
THEODORE DIMITRIOU (E)            Sales                         Forms Manufacturing            St. Charles, Ill.
Chairman                                                                                       Allentown, Penn.
                                  MICHAEL R. FINGER             DAVID M. ROUSSEAU
FRED F. CANNING (C) (E)           Vice President, General       Vice President                 MARKETING AND ADMINISTRATIVE
Retired President and             Manager Direct Mail Division  Information Services           Elk Grove Village, Ill.
Chief Operating Officer                                                                        Hillside, Ill.
Walgreen Co.                      MICHAEL J. HALLORAN           STEVEN F. ARPAIA               Hinsdale, Ill.
                                  Vice President,               Vice President Colorforms      Oak Brook, Ill.
ROBERT J. CRONIN (E)              Chief Financial Officer       Sales                          St. Charles, Ill.
President and Chief               and Assistant Secretary
Executive Officer                                               JAMES E. KERSTEN               RESEARCH AND DEVELOPMENT
                                  DONALD J. HOFFMANN            Vice President Direct Sales -  Irvine, Calif.
RICHARD F. DOYLE (A) (E)          Vice President Engineering    West                           Bellwood, Ill.
Former Senior Vice President      and Research                                                 Hillside, Ill.
Finance and Administration                                      MARK D. MINDRUM
Texas Oil & Gas Corp.             MICHAEL M. MULCAHY            Vice President Direct Sales -  SALES OFFICES
                                  Vice President, General       Midwest                        Nationwide
R. DARRELL EWERS (A) (C)          Manager Colorforms Division
Retired Executive Vice President                                EDWARD A. RIGUARDI             CORPORATE INFORMATION
Wm. Wrigley Jr. Company           WAYNE E. RICHTER              Vice President Direct Sales -
                                  Vice President, General       East                           GENERAL COUNSEL
WILLIAM N. LANE, III (C)          Manager Label Division                                       Butler, Rubin, Saltarelli &
Chairman, President and                                         RONALD D. SEAVEY               Boyd Chicago, Ill.
Chief Executive Officer           MICHAEL T. QUANE              Vice President Direct Sales -
Lane Industries, Inc.             Treasurer                     Southeast                      TRANSFER AGENT AND REGISTRAR
                                                                                               State Street Bank and Trust
WILLIAM E. OLSEN (C)              MICHAEL T. LAUDIZIO           FACILITIES                     Boston, Mass.
Independent Consultant            Secretary
                                                                HEADQUARTERS                   AUDITORS
NEELE E. STEARNS, JR. (A)         CRAIG T. BOYD                 Hillside, Ill.                 Arthur Andersen LLP
Former President and              Assistant Secretary                                          Chicago, Ill.
Chief Executive Officer                                         MANUFACTURING PLANTS
CC Industries, Inc.               DIVISION MANAGERS             Irvine, Calif. (F)             COMMON STOCK
                                                                Lodi, Calif. (F,O,L,C)         The common shares of Wallace
(A)  Member of the Audit          MICHAEL A. ANDERSON           San Luis Obispo, Calif. (F)    Computer Services are traded
     Committee                    Vice President,               Metter, Ga (F)                 on the New York Stock
(C)  Member of the Compensation   General Manager               Clinton, Ill. (D)              Exchange.
     Committee                    TOPS Division                 Elk Grove Village, Ill. (D,C)
(E)  Member of the Executive                                    Hillside, Ill. (C)             Ticker symbol: WCS
     Committee                    DAVID W. BERTRAM              St. Charles, Ill. (F,L)        Daily newspaper stock table
                                  Vice President,               St. Charles, Ill. (F)          listing: WallaceCS
OFFICERS                          Corporate Controller          Osage, Iowa (F)
                                                                Osage, Iowa (O)                ANNUAL REPORT TO THE S.E.C.
THEODORE DIMITRIOU                THOMAS G. BROOKER             Lebanon, Ky. (F,C)             Reports to the S.E.C. on Forms
Chairman of the Board             Vice President,               Gastonia, N.C. (F)             10-K and 10-Q are available by
                                  General Manager               Wilson, N.C. (L)               writing to the Corporate Secretary.
ROBERT J. CRONIN                  Office Products               Tonawanda, N.Y. (D)
President and Chief                                             Cincinnati, Ohio (L)           PRODUCT INFORMATION
Executive Officer                 DOUGLAS W. FITZGERALD         Streetsboro, Ohio (L)          For information on Wallace's
                                  Vice President Marketing      Covington, Tenn. (O)           information management products,
MICHAEL O. DUFFIELD                                             Brenham, Texas (L,O)           services and solutions, or the
Senior Vice President Operations  THOMAS W. FRANKE              Marlin, Texas (F)              number of a Wallace sales office
                                  Vice President, General       Luray, Va. (F)                 in your area, please call or
MICHAEL T. LEATHERMAN             Manager Wallace Press         Manchester, Vt. (F,D)          write to the Marketing Depart-
Senior Vice President                                                                          ment at corporate headquarters
Chief Information Officer         JOSEPH J. JUSZAK              (F) Forms                      in Hillside: 800/323-8447.
                                  Vice President Quality        (O) Office products
                                  and Technical Services        (L) Labels
                                                                (D) Direct response printing
                                                                (C) Commercial printing

                                  [LOGO] WALLACE
                INFORMATION MANAGEMENT PRODUCTS, SERVICES, SOLUTIONS.








                           WALLACE COMPUTER SERVICES, INC.
                                  CORPORATE OFFICES
                    4600 WEST ROOSEVELT ROAD, HILLSIDE, IL. 60162
                             312.626.2000  708.449.8600