Form 10-K, Exhibit 13
period 1997-07-31
WALLACE COMPUTER SERVICES INC
filed 1997-10-29
CIK 104348

                         WALLACE 1997 ANNUAL REPORT

                              WALLACE MAKES IT
                                   SIMPLE

[BACKGROUND PICTURE]

COPIER PAPER

INVOICES

ENVELOPES

INDUSTRIAL CATALOGS

LABELING SOFTWARE

ATM ROLLS

DISKETTES

STOCK LABELS

TELECOM SERVICE NOTICES

MARKERS

PRINTER CARTRIDGES

NOTEPADS

PENS

PHONE MESSAGE PADS

PAPER CLIPS

STATEMENTS

ELECTRONIC ARTICLE SURVEILLANCE LABELS

AIRLINE BAG TAGS

BOTTLE LABELS

STOCK FORMS

TAPE

PACKAGE DELIVERY FORMS

LEGAL PADS

HMO DIRECTORIES

STAPLERS

COMPUTER PAPER

FILE FOLDERS

INTERCOMPANY FORMS

MARKETING BROCHURES

DIRECT MAIL OFFERS

BAR-CODED SHIPPING LABELS

INTRACOMPANY FORMS

P.O.S. DISPLAYS

CREDIT CARD OFFERS

WALLACE AT A GLANCE



------------------------------------------------------------------------------------------------------------------------------------
                                                                             PERCENTAGE                       PRODUCT
PRODUCT SEGMENT                EXAMPLES                                   OF CORPORATE SALES                REVENUE GROWTH
------------------------------------------------------------------------------------------------------------------------------------

FORMS                          -    Air freight package forms              ---------------------          ---------------------
                               -    Monthly billing                           $305.6 MILLION                1997       2 Year
                                    statements                             ---------------------           GROWTH       CAGR
                               -    Mortgage applications                          34%                    ---------------------
                               -    Healthcare forms                       ---------------------            -5.7%       4.5%
                               -    Credit card statements                      PIE GRAPH                 ---------------------
                               -    Point-of-sale transaction forms        ---------------------                 $323.9
                                                                                                                         $305.6
                                                                                                           $280.0
                                                                                                          ---------------------
                                                                                                                 BAR GRAPH
                                                                                                          ---------------------
                                                                                                          1995   1996    1997
                                                                                                          ---------------------
                                                                                                              (IN MILLIONS)
















------------------------------------------------------------------------------------------------------------------------------------
PRINT                          -    Sweepstakes mailings                   ---------------------          ---------------------
                               -    Credit card offers                        $242.0 MILLION                1997       2 YEAR
                               -    Retail point-of-sale materials         ---------------------           GROWTH       CAGR
                               -    Product brochures                              27%                    ---------------------
                               -    Healthcare plan directories            ---------------------            11.4%       23.1%
                               -    On-demand, individual mailings               PIE CHART                ---------------------
                                                                                                                         $242.0
                                                                                                                 $217.2
                                                                                                          $159.6
                                                                                                          ---------------------
                                                                                                          1995   1996    1997
                                                                                                          ---------------------
                                                                                                              (IN MILLIONS)

















------------------------------------------------------------------------------------------------------------------------------------
OFFICE PRODUCTS                -    Legal pads                             ---------------------          ---------------------
                               -    Computer paper                             $221.3 MILLION                1997      2 YEAR
                               -    Printer ribbons and                    ---------------------            GROWTH      CAGR
                                    cartridges                                     24%                    ---------------------
                               -    ATM and cash register paper rolls      ---------------------             9.9%       14.5%
                               -    Brand-name office supplies                   PIE CHART                ---------------------
                               -    Standardized business forms            ---------------------                         $221.3
                                                                                                                 $201.4
                                                                                                          $168.8
                                                                                                          ---------------------
                                                                                                          1995   1996    1997
                                                                                                          ---------------------
                                                                                                              (IN MILLIONS)




















------------------------------------------------------------------------------------------------------------------------------------
LABELS                         -    Bar-coded shipping labels              ---------------------          ---------------------
                               -    Consumer product labels                    $137.4 MILLION                1997      2 YEAR
                               -    Airline bag tags                       ---------------------            GROWTH      CAGR
                               -    Blank stock labels                             15%                    ---------------------
                               -    Label software, printers and           ---------------------            14.7%       14.7%
                                    applicators                                PIE CHART                  ---------------------
                               -    Electronic article surveillance        ---------------------                        $137.4
                                    (EAS) tags                                                                   $119.8
                                                                                                          $104.4
                                                                                                          ----------------------
                                                                                                          1995    1996   1997
                                                                                                          ----------------------
                                                                                                               (IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------------------


                                   [GRAPH]



                                                         WALLACE AT A GLANCE
------------------------------------------------------------------------------------------------------------------
PRODUCT SEGMENT                    FISCAL 1997 HIGHLIGHTS                     GROWTH STRATEGY
------------------------------------------------------------------------------------------------------------------

FORMS                       -  Unit sales of forms grew %5,              -  The outsourcing trend will continue
                               but in dollars were 5.7% below               to produce new opportunities
                               last year due to paper prices that           to penetrate the Fortune 1000.
                               were as much as 40% below
                               fiscal 1996 levels.
                                                                         -  Communicate the proven results
                            -  Wallace became the recognized                we have achieved for 314 W.I.N.
                               leader in forms management                   and Select Services customers
                               services, and the strong market              to continue market share gains.
                               appeal of W.I.N. (TM) and Select
                               Services(TM) drove the number             -  Further expand and enhance forms
                               of new forms contracts up 29.2%              management services to maintain a
                                                                            superior customer value offering.
                            -  Began rolling-out the third phase
                               of MIPS establishing digital order        -  Focus special attention on key
                               entry and pricing to speed                   vertical markets.
                               customer price estimating, and
                               a new automated planning and              -  Introduce Priorities(TM), a
                               scheduling system in the plants.             structured program that provides
                                                                            a potential new customer with a
                            -  Launched QUEST, a quality and                comprehensive audit of all forms
                               productivity enhancement program             and departments to identify cost
                               in all forms plants.                         reduction opportunities.

                            -  Developed @W.I.N. Direct(TM),             -  Continue to leverage Wallace's
                               an internet ordering system                  information systems' strengths
                               that makes it faster and easier              to develop and implement programs
                               for end-users to order their                 that increase customer service
                               forms and supplies.                          and savings, as well as
                                                                            manufacturing efficiency and
                                                                            quality.

-----------------------------------------------------------------------------------------------------------------------------------

PRINT                       -  Direct response and commercial            -  The way most large organizations
                               printing sales grew 11.4% to                 currently purchase and manage
                               $242.0 million over fiscal 1996.             materials such as marketing
                                                                            brochures represents a sizable
                                                                            opportunity to apply Wallace's
                            -  Launched a new commercial                    services and expertise, resulting
                               printing strategy aimed at                   in reduced overall costs for
                               becoming the supplier of                     the customer and new sales
                               printed promotional items,                   opportunities for Wallace.
                               such as brochures and marketing
                               materials, to large                       -  Roll-out W.I.N. 3.0 to leverage
                               organizations.                               existing account relationships to
                                                                            generate commercial print and
                            -  Developed W.I.N. 3.0 which adds              direct response sales
                               the capabilities needed to manage .          opportunities.
                               all commercial printing supplies
                               and generate cost and work savings        -  Make further acquisitions to
                                                                            increase geographic availability
                            -  Acquired Post Printing and Moran             of high-end commercial printing
                               Printing to add to Wallace's                 capability.
                               high-end commercial printing
                               capabilities.                             -  Continue developing additional
                                                                            customer applications for The
                            -  The Daily Mail(TM) service                   Daily Mail's unique benefits.
                               doubled in size. This exclusive
                               product offers new on-demand              -  Emphasize and strengthen direct
                               solutions to customer                        response capabilities for smaller
                               notification and marketing                   quantity, more targeted direct
                               programs.                                    mail campaigns for which demand is
                                                                            rebounding.
------------------------------------------------------------------------------------------------------------------------------------

OFFICE PRODUCTS             -  Aggregate office product sales            -  Based on superior supplies
                               grew 9.9% over fiscal 1996.                  management services and the trend
                                                                            forcustomers to consolidate vendors,
                            -  The number of contract stationer             continue to acquire contract
                               customers tripled and finished               stationery accounts.
                               the year with 143 agreements
                               to supply brand-name office               -  Together(TM), Wallace's integrated
                               products.                                    supply management service, will
                                                                            increase the number of stock
                            -  TOPS expanded its lines of                   products that customers buy from
                               designed pad products which                  Wallace.
                               are attractive to mass
                               merchandise retailers, and                -  Maintain Wallace's position as the
                               obtained product placement                   industry's low-cost producer and
                               in the nation's largest mass                 continue its cost advantage in the
                               merchandiser.                                marketplace.

                            -  Became exclusive supplier of              -  TOPS will introduce additional
                               pads to one of the largest                   special design pad products to
                               contract stationers and also                 increase appeal and penetration
                               to the nation's largest office               in the mass market retail channel.
                               products wholesaler.
                                                                         -  Focus marketing efforts for
                            -  TOPS did an outstanding job                  contract stationery on existing
                               of increasing unit sales                     W.I.N. accounts.
                               to mostly offset the effects
                               of dramatically lower paper
                               prices from the prior year.

                            -  Introduced W.I.N. Office(TM),
                               a software tool that allows
                               end-users to order office
                               supplies directly from Wallace.

------------------------------------------------------------------------------------------------------------------------------------
LABELS                      -  Label product sales increased             -  Leverage established W.I.N. and
                               14.7% over 1996.                             Select Services account  relationships
                                                                            to increase label sales.
                            -  Joined the Digital Label
                               Alliance to develop digital               -  Further expand product lines, such
                               label printing technologies                  as linerless labels, to become our
                               for shorter run applications                 customers' one-stop shop for all
                               and lower pre-press costs.                   labeling needs.

                            -  Established Wallace's Label               -  Continue developing the Sensormatic
                               Design Center to do custom                   relationship to increase retail
                               programming and design bar                   security tag sales and integrate
                               coded labels for customers.                  EAS technology into other types of
                                                                            labels forsource-tagging.
                            -  Formed an alliance with
                               Sensormatic Electronics Corp.             -  Introduce new airline bag tag
                               for the production of EAS                    materials which will provide
                               tags and joint development                   enhanced  performance and better
                               of new technologies.                         values.

                                                                         -  Leverage material supplier
                            -  Implemented a re-engineering                 relationships for new product
                               process, the Press Ready                     development, just-in-time delivery
                               Organization (PRO) System,                   and lower costs.
                               to reduce make-ready time
                               in the manufacturing plants.              -  Fully implement PRO in all plants.

                            -  Wallace was selected as the
                               American OEM of the Year
                               by Zebra Technologies
                               Corporation, whose bar-code
                               label printers we resell and
                               integrate.

------------------------------------------------------------------------------------------------------------------------------------


                                WALLACE MAKES
                                SAVING MONEY
                               ON INFORMATION
                             MANAGEMENT SUPPLIES
                                   SIMPLE

                              FINANCIAL HIGHLIGHTS



(in thousands except per share amounts)

=======================================================================
         FISCAL YEARS ENDED JULY 31           1997      1996    CHANGE
=======================================================================

         Net sales                          $906,290  $862,287     5%
-----------------------------------------------------------------------
         Net income                         $ 81,282  $ 72,999    11%
-----------------------------------------------------------------------
         Net income per share               $   1.88  $   1.60    17%
-----------------------------------------------------------------------
         Dividends per share                $   0.56  $   0.43    30%
-----------------------------------------------------------------------
         Working capital                    $149,234  $206,238   (28%)
-----------------------------------------------------------------------
         Stockholders' equity               $493,188  $510,443    (3%)
-----------------------------------------------------------------------
         Stockholders' equity per share     $  11.45  $  11.20     2%
-----------------------------------------------------------------------
         Average common shares outstanding    43,322    45,582    (5%)
=======================================================================

                     [LINE GRAPH]

  ===================================================
                 SALES (IN THOUSANDS)
  ---------------------------------------------------
                  2 year CAGR 12.8%
                  5 year CAGR 12.1%
  ===================================================
       93        94       95        96        97
  ---------------------------------------------------
 $ 545,315   $ 588,173 $ 712,838  $ 862,287 $ 906,290


                     [LINE GRAPH]



  ==================================================
                 EARNINGS PER SHARE
  --------------------------------------------------
                  2 year CAGR 23.6%
                  5 year CAGR 16.4%
  ==================================================
       93        94       95        96        97
  --------------------------------------------------
    $ .92      $ 1.08    $ 1.23    $ 1.60    $ 1.88


                     [LINE GRAPH]


  ==================================================
                 DIVIDENDS PER SHARE
  --------------------------------------------------
                  2 year CAGR 23.0%
                  5 year CAGR 15.7%
  ==================================================
       93        94       95        96        97
  --------------------------------------------------
    $ .29      $  .32    $  .37     $ .43     $ .56


                           LETTER TO OUR SHAREHOLDERS

                         FOR ORGANIZATIONS THAT WANT TO
                    CUT COSTS AND INCREASE PRODUCTIVITY,
                WALLACE IS THE BUSINESS SUPPLIES SOURCE THAT
                        PROVIDES THE SIMPLEST SOLUTIONS
                    WITH THE MAXIMUM ADMINISTRATIVE CONTROL
                      AND COST SAVINGS. OUR ABILITY TO DO
               THIS BETTER THAN ANYONE ELSE IS GENERATING GROWTH
                             AND SHAREHOLDER VALUE.

                     TED DIMITRIOU             BOB CRONIN
                        Chairman             President and
                                        Chief Executive Officer

                                  [PICTURE]


Nineteen ninety-seven was a year of continued growth. We fortified our core competitive advantages, made good progress on near-term growth opportunities and initiated a new strategy for longer-term growth. We are confident that Wallace will continue to be the best opportunity for large organizations to cut costs by outsourcing the work of purchasing and managing forms and other supplies. More than any other vendor, we can take on more of the day-to-day work; give the customer the greatest control; and deliver the greatest cost savings. As a result, the company posted its 36th consecutive record year in sales, and our market position and the opportunities we see ahead have never been stronger.

MET CORPORATE OBJECTIVES
Results for fiscal 1997 continue to reflect the best performance in the industry and met our operating and financial objectives excluding the impact of paper price changes. For the fiscal year ended July 31, 1997, unit sales increased 12 percent which generated a 5.1 percent increase in dollar sales to $906.3 million. Falling paper prices had the effect of understating our real sales growth. Compounded over the last three years, which averages the swings in paper prices, the company's annual growth rates were 15.5 percent in sales and 20.3 percent in earnings per share.

     Reported fiscal 1997 net income increased 11.3 percent to $81.3 million, or $1.88 per share, compared to $73.0 million, or $1.60 per share in fiscal 1996.

                         LETTER TO OUR SHAREHOLDERS

Excluding takeover expenses from the prior year, fiscal 1997 net income increased 2.6 percent. Ratios of financial performance remained strong, although affected by paper prices and acquisitions. Return on Net Sales reached
9.0 percent, Return on Average Assets was 11.5 percent and Return on Average Equity was 16.2 percent.

FORTIFIED COMPETITIVE ADVANTAGES AND
MAPPED FUTURE GROWTH STRATEGY

In fiscal 1997, we strengthened our fundamental competitive position as the leader in forms management. We added 71 new forms management customers, and at year-end had an installed base of more than 300. The savings we have documented for these organizations have become persuasive selling tools and we continue to increase market share.

     This year we also developed additional services that further reduce customer workload and add savings opportunities. These include W.I.N. Direct(TM), @W.I.N. Direct(TM), W.I.N. Office(TM), and StatusNow!(TM). Enhancements to our information systems and manufacturing infrastructure increased customer service and production efficiency. These internal systems allow us to be flexible, molding our organization to each customer's unique systems and business processes. Additionally, we began making all systems Year 2000 compliant and project completion by the end of fiscal 1999.

     In fiscal 1997, we took our expertise in new directions and began applying our forms management services to other product areas, helping companies generate additional cost savings and consolidation. Office products sales through our contract stationer program continued to grow. We also recognized that printed promotional materials, such as brochures and point-of-sale pieces, can benefit dramatically from our supplies management services. As a result, we launched a new high-end commercial print strategy to become the market's only added-value services supplier of these promotional materials. We made two acquisitions to


                                 [LINE GRAPH]



                ===================               ========================
                SALES PER EMPLOYEE                        RATE OF
                -------------------                     REINVESTMENT
                LATEST FISCAL YEAR                ------------------------
                SALES PER EMPLOYEE                   FIVE YEAR AVERAGE
                ===================               CAPITAL EXPENDITURES AS
                 (IN THOUSANDS)                      A PERCENT OF SALES
                -------------------               ========================
                WALLACE    INDUSTRY                 WALLACE     INDUSTRY
                $ 207.4    $ 140.2                   6.0%         3.9%
                ===================               ========================
















                ===================               =====================

                         LETTER TO OUR SHAREHOLDERS

launch this capability; more geographic acquisitions are anticipated to provide nationwide coverage.

     For the future, we are looking at additional custom and stock product categories where our supplies management services could provide value to large organizations. Also this year, we mapped out what we believe will develop into a major growth initiative: integrated supply management. Our unique approach, which we call Together, is the ultimate execution of our expanding product offering. We will become a large organization's single source for all the business supplies used in its office areas. Market conditions are favorable for this type of comprehensive service and we have strong competitive advantages that will facilitate evolving and expanding our role with customers. In conjunction with the launch of our integrated supply strategy in early fiscal 1998, we will roll-out W.I.N. 3.0. This new version is the single tool customers need to control this broad relationship, and expands Wallace's leadership in supplies management services.

     We are accomplishing all this ahead of our competitors because of the company's long-standing commitment to reinvesting in the business. Over the last 10 years, these investments have created the company's primary competitive assets in information systems, manufacturing, distribution, the salesforce, and workforce skills, which allow us to offer these advanced services.

OTHER EVENTS

In the first few days of fiscal 1997, the Moore Corporation formally abandoned its efforts to buy Wallace. Within a day, one of the remaining takeover speculators launched a proxy fight. At the November annual meeting, shareholders voted down his slate of dissident board candidates as well as his two proposals. The few remaining speculators sold their positions within a few weeks following the annual meeting and the company's shareholder base returned to normal. With those issues aside, Wallace looks forward to fiscal 1998 and beyond.

     At a special meeting held in February, stockholders increased the number of authorized common shares from 50 million to 100 million. The additional shares authorized for future issuance may be used for general corporate purposes such as any future stock splits, stock dividends, issuance under the company's employee benefit plans, raising additional capital or in connection with acquisitions, and other appropriate uses. Stockholders also approved a stock incentive plan, which will further align the interests of certain employees, officers and directors with the company's stockholders.

     In April of this year, we completed a $100 million share buyback program under which 3,444,200 shares were repurchased. Subsequently in May, the Board authorized an additional $100 million program. At fiscal 1997 year-end, 177,400 shares had been repurchased and Wallace had 43.1 million shares outstanding. We anticipate that the remainder of this authorization could be utilized by the end of fiscal 1998.

WALLACE MAKES IT SIMPLE FOR CUSTOMERS

Making supplies management easier and less costly for our customers is hard work. It takes motivated, creative people to take on additional tasks and help customers change business processes. The talent and motivation of Wallace's people are clearly illustrated by sales per employee that is almost 50 percent above the industry average.

     As much as Wallace and its customers changed in 1997, it was only the beginning. Wallace will continue to be the industry's leading agent of change in how customers manage their business supplies, and further growth and shareholder value will result. Thank you for your support.


TED DIMITRIOU                           BOB CRONIN

TED DIMITRIOU                           BOB CRONIN
Chairman                                President and
                                        Chief Executive Officer

SIMPLE TO
ORDER

SIMPLE TO
DISTRIBUTE

SIMPLE TO
STREAMLINE

                              FINDING QUALIFIED VENDORS
                              DETERMINING VENDOR REQUIREMENTS
                              WRITING RFPS
                              EVALUATING PROPOSALS
                              NEGOTIATING CONTRACTS
                              CONSOLIDATING VENDORS
                              OUTSOURCING OPPORTUNITIES
                              PLACING ORDER
                              ESTABLISHING QUANTITIES
                              MANAGING ITEM SPECIFICATIONS
                              MONITORING LOCATION ORDERS
                              RESOLVING PROBLEMS
                              LOST SHIPMENTS
                              STREAMLINING WORK FLOW
                              ITEM OBSOLESCENCE
                              ELIMINATING DUPLICATIONS
                              DISTRIBUTING
                              MONITORING USAGE
                              IMPLEMENTING SPEC CHANGES
                              PURCHASING COMPLIANCE
                              POLICY COMPLIANCE
                              REPORTING
                              DESIGN CHANGES


                           WALLACE MAKES SAVING MONEY
                          SIMPLE BY LETTING CUSTOMERS
                  OFF-LOAD THE DAY-TO-DAY ADMINISTRATION OF
                      INFORMATION MANAGEMENT SUPPLIES.

There's a lot of work in managing supplies. One customer's research found that while accounting for only 15% of their total purchase costs, supplies took up 78% of their transactions. Wallace provides supplies management services that make the purchasing manager's job easier and generate significant cost savings for the company.

The following pages describe how Wallace can assume tasks such as ordering, distributing and streamlining, and provide examples of how companies of varying sizes are benefitting.


                              MANAGING INVENTORIES
                              OUT-OF-STOCKS
                              OVERSTOCKS
                              SHRINKAGE
                              PLACING ORDERS
                              ESTABLISHING QUANTITIES
                              MANAGING ITEM SPECIFICATIONS
                              MONITORING LOCATION ORDERS
                              RESOLVING PROBLEMS
                              LOST SHIPMENTS
                              ITEM OBSOLESCENCE
                              DISTRIBUTING
                              MONITORING USAGE
                              PURCHASING COMPLIANCE
                              QUALITY ASSURANCE
                              LOGISTICS
                              BUDGETING
                              REVIEWING COSTS
                              SORTING BILLING DETAILS
                              FINDING COST REDUCTION OPPORTUNITIES
                              PAYING INVOICES
                              MAINTAINING VENDOR RELATIONSHIPS
                              EVALUATING VENDOR PERFORMANCE
                              EXPEDITING ORDERS
                              UNDERSTANDING USER NEEDS
                              INVESTIGATING NEW TECHNOLOGIES

[PICTURE]
A wide range of products helps corporations consolidate vendors and reduce their workload.

[PICTURE]

[PICTURE]
We help purchasing managers control usage and ordering throughout their organization to reduce costs and increase compliance.

[PICTURE]

[PICTURE]
End-users can order supplies directly by phone, fax, e-mail and the internet.

[PICTURE]
W.I.N., the tool for Purchasing,
provides comprehensive current
information for better cost control.

                                  [PICTURE]
                                SIMPLE TO ORDER

                          FLEXIBLE ORDERING SYSTEMS
                               MAKE IT EASY TO
                           PLACE AND MANAGE ORDERS
                        FROM THOUSANDS OF LOCATIONS.

                                  [PICTURE]
                              SIMPLE TO DISTRIBUTE

                          CUSTOMERS CUT THEIR COSTS
                         AND WORKLOAD BY OUTSOURCING
                               THEIR SUPPLIES
                           DISTRIBUTION TO WALLACE

[PICTURE]

[PICTURE]
Wallace's distribution system is highly automated to reduce costs and increase fulfillment speed and accuracy.

[PICTURE]
Wallace's distribution system ships more than 22,000 order line items per day.

[PICTURE]
We ship directly to end-users throughout our customers' organizations.

[PICTURE]
By consolidating many different supply items into one shipment, we can dramatically reduce shipping costs.

[PICTURE]

[PICTURE]

[PICTURE]

[PICTURE]

[PICTURE]
Leveraging our experience and superior tools, we have generated first-year savings of 15-20%.

[PICTURE]
Wallace teams conduct department-by-department reviews of forms and other supplies to identify consolidation, combination, redesign and streamlining opportunities.

[PICTURE]

[PICTURE]
People in all Wallace departments work with customers to streamline the supplies management process.

[PICTURE]
Implementation teams input all the data about every form and supply item into the W.I.N. system to make it easy to track items and changes.

                                  [PICTURE]
                              SIMPLE TO STREAMLINE


                            WALLACE DOES THE LEGWORK
                          TO IDENTIFY STREAMLINING AND
                          COST REDUCTION OPPORTUNITIES

                                   SIMPLE
                                   TO SAVE
                                    MONEY

By outsourcing these activities to Wallace, customers dramatically reduce their workload and costs. At year-end, more than 300 companies were leveraging Wallace's services and saving tens of millions of dollars. The following three cases illustrate how companies of various sizes have benefitted.

SELECT SERVICES(TM) CUSTOMERS

Central to all the customer services we provide is the Wallace Information Network (TM) (W.I.N.), a software tool that ties customers into Wallace's corporate information system and centrally organizes and manages all the customer's data about supplies. Select Services is Wallace's program for customers who buy more than $400,000 annually. These customers use the W.I.N. system through their local sales office. There, a Wallace representative utilizes the W.I.N. system's analysis tools to uncover and recommend cost saving opportunities. In this way, customers outsource the work of managing forms and other supplies to Wallace, while retaining decision-making control.

                          Regional Healthcare Provider

              Annual information management supplies purchases:

                                  $500,000

                                   CASE 1

                                  [PICTURE]

                           REVENUES: $415 MILLION

                                LOCATIONS: 8

                              EMPLOYEES: 4,400

                             DOCUMENTED FIRST YEAR

                                    SAVINGS

                                      19%

                   SERVICE LEVEL            SELECT SERVICES

A regional medical center with one main hospital and seven satellite facilities wanted to minimize its forms costs. To begin, Wallace conducted its Consultative Assessment Program(TM), analyzing 19 departments and 870 form and label items. This review identified key items and processes where costs could be reduced. Significant findings included: service department personnel were diverting time to create and maintain these items; consistent design and workflow standards were not being followed; and the previous vendor had not enforced compliance with purchasing control measures.

     Wallace then took on the production and management of all custom forms and labels as well as stock forms - more than 500 items. The customer realized a 19% cost savings the first year through redesigning and consolidating forms, combining production runs and the re-assignment of its in-house forms design function. Additional savings have been generated through more effective use of the hospital's print center, and purchasing compliance has also increased with a large number of "bootleg" forms being brought under management.

     Based on the forms management program's success, the customer is expanding the number of product lines it is purchasing and managing through Wallace to also include stock labels, envelopes, letterhead, business cards, custom charts, manuals and brochures. Purchasing is also analyzing its current ordering procedure, with an eye towards upgrading to Wallace's internet ordering system, @W.I.N. Direct, to allow end-users to order individual-use quantities directly from Wallace.

W.I.N.(TM) CUSTOMERS

Customers that sign multi-year contracts to purchase $1 million or more annually can choose to have a W.I.N. system placed on-site as well as a Wallace employee (W.I.N. Administrator) to run it. The additional services are valuable because these customers have many more supply items, end-users and locations to manage.

              International Manufacturer of Durable Consumer Goods

               Annual information management supplies purchases:

                                   $1,600,000

                                   CASE 2

                                  [PICTURE]

                         SERVICE LEVEL       W.I.N.

                            REVENUES: $ 2.4 BILLION

                                 LOCATIONS: 200

                               EMPLOYEES: 14,000

                             DOCUMENTED FIRST YEAR

                                    SAVINGS

                                      26%

In 1995, a large manufacturer embarked on a new program to centralize purchasing control, reduce supplies costs and eliminate vendors. At the time, it had more than 8,000 vendors, including 60 forms suppliers. The company's $60 cost to process every invoice was a significant factor behind this drive to consolidate. Each division was ordering and managing their supplies separately. Company-wide, tremendous amounts of warehouse space were devoted to supplies storage and the company experienced high obsolescence costs because there was no effective system for tracking supplies.

     The manufacturer conducted an extensive vendor review based on quality, technology, price and service. Wallace received the highest score and was awarded a long-term contract to supply all forms and labels. We then took over the distribution of these products, freeing up all the previously committed warehouse space. The sales team, with reps in all major facilities, uses our W.I.N. system to manage inventories and plan more efficient production runs. As part of this process, we have standardized forms specs across the organization to create more opportunities for group production runs. End users now order directly from Wallace, eliminating all the daily order handling work that previously bogged down the various Purchasing groups.

     Wallace has changed the entire company's process for ordering, producing, storing and distributing supplies. In the first year we exceeded promised savings targets, reducing costs by 26%. Subsequently, the customer broadened the categories it buys from Wallace to 6,000 items, successfully reducing its vendor base by 200.

TOGETHER(TM) CUSTOMERS
Together represents the future of many of our customer relationships. Together is Wallace's just-introduced service level for customers that want to outsource and fully integrate the management of all their supplies. To make this service a reality, a new version of W.I.N. (3.0) was introduced in July that manages all types of supply items, both stock and custom, in one easy-to-use system.


                          National Specialty Retailer

                                   CASE 3

                                 SERVICE LEVEL

                                  TOGETHER

                             REVENUES: $4.6 BILLION

                             LOCATIONS: 133 STORES

                                EMPLOYEES: 8,400

                                  [PICTURE]

                         Annual information management

                         supplies purchases: projected

                                   $2,000,000

                             DOCUMENTED FIRST YEAR

                                    SAVINGS

                                   PROJECTED

                                     19%

In late 1996, a new purchasing philosophy was initiated to go beyond traditional purchasing models to generate greater cost savings and business process streamlining for the corporation and its stores. Purchasing executives began talking with Wallace, which at the time was developing a new, fully integrated supply management service. In the spring of 1997 a contract was signed. The retailer's objectives for this newly-formed relationship include: reduce the unit costs of supply items; improve service levels; reduce the costs of distributing supplies throughout the organization; and consolidate all supply items under one vendor.

     We have become the retailer's single source and even at this early stage, nearly every order goes through Wallace. We produce forms, labels, office products, direct mail and commercial printing. Other third-party items (such as shirts, bags and signage) are inventoried and distributed by Wallace. Some orders, for unusual, low-volume items, Wallace hands off to separate vendors for fulfillment. Whatever the product, however, Wallace provides the central, coordinated ordering and management for all these supplies. Under Purchasing's guidance and control, Wallace is doing the day-to-day work that is necessary to streamline supplies usage across the organization. Wallace is also working as an extension of Purchasing to drive compliance with this new purchasing model. Stores are embracing it because it lowers their costs, provides greater assurance of correct quantities on-hand, and provides billing flexibility to optimize each store's budget. During the first months' start-up, 12% cost reductions were generated. For the first full year, aggregate savings of 18-20% are anticipated.

                                   SIMPLER
                                  EVERY DAY

Customers see that the ultimate future of this simplification is for Wallace to become their integrated supply manager, furnishing and managing all the supplies used in their offices throughout the organization.

     This is a continuous process. To help customers further consolidate vendors, we are broadening our range of products and are rapidly approaching a million SKUs under management. At the same time, we continue to add new services and enhance existing ones to help customers off-load even more work and drive additional costs out of their supply processes. Our work never stops to make supplies purchasing and management simple for our customers.

                                   FINANCIALS



11 Year Financial Summary................................................ 20

Management's Discussion and Analysis..................................... 22

Consolidated Financial Statements........................................ 28

Notes to Consolidated Financial Statements............................... 32

Corporate and Investor Information......................   INSIDE BACK COVER

                   11 YEAR SUMMARY OF SELECTED FINANCIAL DATA



(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                     1997               1996               1995               1994
==================================================================================================================================
OPERATIONS
==================================================================================================================================
Net sales                                                $   906,290         $   862,287        $   712,838          $  588,173
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                    81,282              72,999             55,297              47,931
----------------------------------------------------------------------------------------------------------------------------------
Net income per share                                            1.88                1.60               1.23                1.08
----------------------------------------------------------------------------------------------------------------------------------
Dividends per share                                              .56                 .43                .37                 .32
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
==================================================================================================================================
Total assets                                             $   720,442         $   695,850        $   592,702          $  538,592
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                24,500              30,600             25,600              23,500
----------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                          39,225              59,506             51,487              34,228
----------------------------------------------------------------------------------------------------------------------------------
Working capital                                              149,234             206,238            193,150             183,432
----------------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT RATIOS
==================================================================================================================================
Net income:
----------------------------------------------------------------------------------------------------------------------------------
     Return on net sales                                         9.0%                8.5%               7.8%                8.1%
----------------------------------------------------------------------------------------------------------------------------------
     Return on average assets                                   11.5%               11.3%               9.8%                9.4%
----------------------------------------------------------------------------------------------------------------------------------
     Return on average equity                                   16.2%               15.1%              12.8%               12.3%
----------------------------------------------------------------------------------------------------------------------------------
Current ratio                                                    2.1                 3.1                3.9                 3.8
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt/debt plus equity                                  4.7%                5.7%               5.3%                5.4%
----------------------------------------------------------------------------------------------------------------------------------
Book value per share                                     $     11.45         $     11.20        $     10.05           $    9.16
----------------------------------------------------------------------------------------------------------------------------------
Sales per employee*                                      $     207.4         $     218.4        $     195.4           $   171.0
----------------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment per employee*          $      69.0         $      73.2        $      70.3           $    67.7
----------------------------------------------------------------------------------------------------------------------------------
OTHER
==================================================================================================================================
Number of employees                                            4,610               4,131              3,765               3,530
----------------------------------------------------------------------------------------------------------------------------------
Number of stockholders of record                               3,680               3,863              4,383               4,531
==================================================================================================================================


*Based on average number of employees during the fiscal year


NOTES TO 11 YEAR SUMMARY

A. ACQUISITIONS: On July 24, 1997, the company acquired Moran Printing Company. The acquisition price included notes payable of $29.5 million, and the assumption of net debt totalling $4.9 million. On October 22, 1996, the company acquired Post Printing, Inc. The acquisition price was $6.6 million of cash. On February 1, 1996, the company sold the LaserMax division to Stralfors A.B. of Ljungby, Sweden in a cash transaction that approximated book value. On February 8, 1996, the company acquired Forms Engineering Company. The acquisition price included $27.8 million of cash, a note payable of $5.0 million, and the assumption of net debt totalling $2.0 million. On April 19, 1995, the company acquired Retterbush and Sauer Label Corporation. The acquisition price included $10.1 million of cash and a note payable of $2.0 million. On November 29, 1994, the company acquired Lampro Graphics, Inc. The acquisition price included $4.6 million of cash, a note

    1993             1992              1991           1990          1989             1988            1987
=============================================================================================================

=============================================================================================================
$  545,315        $  511,572        $  458,840      $ 448,700     $ 429,008        $ 383,045       $ 340,504
-------------------------------------------------------------------------------------------------------------
    41,170            39,455            35,009         39,555        36,867           31,610          26,027
-------------------------------------------------------------------------------------------------------------
       .92               .88               .81            .93           .88              .76             .64
-------------------------------------------------------------------------------------------------------------
       .29               .27               .25            .23           .20              .17             .15
-------------------------------------------------------------------------------------------------------------

=============================================================================================================
$  480,722        $  467,142        $  399,093      $ 375,203     $ 331,830        $ 291,764       $ 260,004
-------------------------------------------------------------------------------------------------------------
    25,210            25,959            19,790         20,155        20,465           20,830          21,180
-------------------------------------------------------------------------------------------------------------
    31,818            33,517            40,540         49,835        30,677           24,948          30,039
-------------------------------------------------------------------------------------------------------------
   157,937           152,246           141,390        137,598       138,218          117,139         100,128
-------------------------------------------------------------------------------------------------------------

=============================================================================================================

-------------------------------------------------------------------------------------------------------------
       7.5%              7.7%              7.6%           8.8%         8.6%              8.3%            7.6%
-------------------------------------------------------------------------------------------------------------
       8.7%              9.1%              9.0%          11.2%        11.8%             11.5%           10.7%
-------------------------------------------------------------------------------------------------------------
      11.4%             11.9%             11.9%          15.1%        16.2%             16.1%           15.3%
-------------------------------------------------------------------------------------------------------------
       3.9               3.9               4.3            3.8           4.4              4.2             3.9
-------------------------------------------------------------------------------------------------------------
       6.4%              6.8%              6.0%           6.7%         7.7%              9.0%           10.4%
-------------------------------------------------------------------------------------------------------------
$     8.34        $     7.86        $     7.11      $    6.52     $   5.77         $    5.05       $    4.41
-------------------------------------------------------------------------------------------------------------
$    161.9        $    160.4        $    154.2      $   154.4     $  154.4         $   145.8       $   136.3
-------------------------------------------------------------------------------------------------------------
$     67.7        $     70.7        $     64.7      $    59.3     $   50.3         $    48.4       $    46.3
-------------------------------------------------------------------------------------------------------------

=============================================================================================================
     3,350             3,386             2,993          2,957         2,857            2,700           2,554
-------------------------------------------------------------------------------------------------------------
     4,260             4,435             4,347          4,396         4,350            4,038           4,104
=============================================================================================================


payable of $.3 million, and the assumption of debt totalling $1.9 million. Effective August 1, 1991, the company acquired MGI Industries, Inc. and subsidiaries and substantially all of the assets of Evergreen Realty (collectively "Colorforms"). The acquisition price included 608,034 shares of common stock, $13 million of cash and the assumption of debt totalling $17.5 million. On December 15, 1988, the company acquired Apollo Labeling Systems for $900,000.

     All acquisitions were accounted for as purchases, and, accordingly, their results of operations are included in the consolidated financial statements from their respective dates of acquisition.

B. STOCK SPLITS: All share and per share amounts have been adjusted for the 2 for 1 stock splits effective August, 1989 and July, 1996.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

FISCAL 1997 VERSUS FISCAL 1996

Net sales for fiscal 1997 increased by 5.1% to $906.3 million. A breakdown by the four major product groups is as follows:

                  % TO TOTAL   % REVENUE
PRODUCT GROUP       REVENUE    INCREASE
========================================
Forms                  34          (6)
----------------------------------------
Print                  27          11
----------------------------------------
Office Products        24          10
----------------------------------------
Labels                 15          15
========================================

     Over the last five years, sales have grown at an annual compounded growth rate of 12.1%.

     The company estimates that actual unit growth for the year was 12%, the same growth rate as fiscal 1996 when sales dollars were up 21.0%. This dramatic change in sales dollars between years with comparative unit growth is attributed to paper price changes. Paper is the basic raw material for 75% of the company's products. Paper price changes, therefore, have a material effect on reported sales dollars.

     The majority of paper used by the company is uncoated free sheet, with additional large purchases of both tablet and offset grades. Using 20 pound white uncoated free sheet as a proxy for the paper market, published prices during the last two fiscal years decreased by 42%.

     The effects of paper price changes are felt immediately by the Print product lines (commercial and promotional printing) and by the stock tab product lines sold under Forms and Office Products. These products collectively represent 30% of consolidated net sales.

     For the 61% of the Forms product line which is sold under contract, there is usually a 60 to 90 day lag between the time of a paper price change and its effect on reported sales. When paper prices first increase, the 60 to 90 day lag can put pressure on margins. Conversely, when paper prices decrease, the lag can produce some margin expansion.

     Overall, our best estimate for fiscal 1997 is that the impact of lower paper prices reduced reported sales by 7%.

     The number of new W.I.N. and Select Services customers continued to grow throughout fiscal 1997. The number of customers for these programs increased by 29%. Most are new customers and most sign five year agreements for their forms, office products, labels and other information management requirements. The 314 W.I.N. and Select Services customers at year-end represented 44% of consolidated sales for the year.

     The Forms product group continues to grow in a product category that is declining on an industrywide basis. For fiscal 1997, we estimate that Forms' unit growth was 5%, with lower paper prices reducing sales by 9%. Fiscal 1996 sales had included $7.4 million of sales for a business that was sold in February, 1996. Stock computer paper represented 8% of Forms sales for 1997, down from 10% last year.

     The Print product category includes commercial and promotional printing. The commercial printing products include both long-run catalogs and quick turnaround documents such as medical provider directories. In fiscal 1997, the company expanded the commercial printing product line with the acquisitions of Post Printing and Moran Printing. These companies produce collateral marketing pieces such as brochures and point of sale displays. These two acquisitions added $8.7 million of sales for fiscal 1997.

     The promotional printing products sold through the Colorforms division include high quality printing and personalization services. The Daily Mail program for regulated industries and weekly signage services for major retail customers continued to grow during fiscal 1997. A full year of sales in fiscal 1997 for Forms Engineering Company (FEC) acquired in February, 1996, added $19 million of sales. Without the additive sales from FEC, Colorforms sales results would have decreased 4% due to lower selling prices related to lower paper costs and increasing competition. As the forms market declines, more forms manufacturers have entered the promotional printing market, which is expected to grow 8-9% per year.

     The Office Products group includes commodity items that are produced by the company such as legal pads, ribbons,

            [PIE CHART]

==================================
            REVENUE
          CONTRIBUTION
==================================
Forms                   34%
Print                   27%
Office Products         24%
Labels                  15%
==================================

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

standardized business forms, add rolls, and stock computer paper. Manufactured products represent 70% of office product sales. The balance of 30% represents products purchased from other vendors for resale. The office products alliance, which gives the company a presence in the contract stationery business, grew to an annualized rate of $14 million.

     The TOPS division, which manufactures paper based products for the resale market, performed well despite the paper price decrease. Total sales for the year were down $2.3 million, including a decrease of $6.0 million in stock computer paper. Unit growth for TOPS was in line with the company average.

     The Label Group had a good year with estimated unit growth of 17% and a sales dollar increase of 15%. Label raw material costs do not fluctuate as much as paper costs so the Label Group's results are more consistent year over year. The Group manufactures both data processing and packaging labels, and sells proprietary labeling software along with hardware items such as label applicators. The sale of packaging labels and labeling equipment was up 10% during fiscal 1997.

     Net income for the year increased $8.3 million or 11.3%. Before takeover expenses of $10.1 million in fiscal 1996, net income would have been up $2.0 million or 2.6%. The after-tax ratio for fiscal 1997 was 9.0%, the highest net income ratio since the company went public in 1961.

     For the last five years, net income has grown at an average annual compound rate of 15.6%.

     Cost of goods sold as a percent to sales for fiscal 1997 was 61.4% versus 62.4% in 1996. Fiscal 1996 had included a LIFO credit of $6.6 million due to the drop in paper costs in the second half of that year. We recorded another LIFO credit of $2.1 million in fiscal 1997 because paper prices declined again. On a per share basis, the LIFO credits added 3 cents to fiscal 1997 and 9 cents to fiscal 1996. Before the effects of LIFO accounting, cost of goods sold was 61.6% in 1997 and 63.2% in 1996. The margin improvement in fiscal 1997 came from the replacement of lower margin stock tab product sales with increased sales to and improved margins from the W.I.N. and Select Services customers.

     Selling and administrative expenses increased 9.3% for the year. As a percent to sales, they were 18.3% in fiscal 1997 and 17.6% in fiscal 1996. One unusual expense in fiscal 1997 was $800,000 of legal and other fees in connection with an unsuccessful attempt to place three dissident directors on the Board at the November, 1996 annual meeting. The biggest expense increase in the administrative area was an incremental $3.5 million for Information Systems. We expect increasing IS expenditures in future years to keep the selling and administrative percentage in the 18-19% range.

     Depreciation and amortization expense was 5.4% of sales in fiscal 1997 and 5.2% in fiscal 1996. The increase in 1997 came from higher amortization of capitalized software development costs.

     One additional expense in fiscal 1997 was $264,000 for costs related to Year 2000 programming. The total cost to make the company's 10,000 programs Year 2000 compliant is estimated at $7.3 million. $1 million of this total will go toward new financial software packages which will add additional functionality and will, therefore, be capitalized. The balance of $6.3 million will be expensed as incurred. Estimated expense for fiscal years 1998 and 1999 is $3.0 million each year.

     Operating income for fiscal 1997 was up 15.5% after takeover expenses and 6.3% before takeover expenses.

     Due to the share repurchase program, interest expense for fiscal 1997 exceeded interest income. The company recorded net interest expense of $743,000 in 1997 and net interest income of $1,556,000 in 1996. Interest income from tax exempt investments was $.5 million in fiscal 1997 and $1.5 million in 1996. Capitalized interest for the year was $1.3 million in 1997 and $1.4 million in 1996.

     The effective income tax rate for fiscal 1997 was 39.5% versus 38.4% in fiscal 1996. The rate was higher in 1997 due to

                                 [LINE GRAPH]

==================================================
                  NET INCOME
                (IN THOUSANDS)
--------------------------------------------------
                2 year CAGR 21.2%
                5 year GAGR 15.6%
==================================================
   93         94         95        96       97
--------------------------------------------------
   41,170     47,931     55,297    72,999   81,282

                                      23

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

lower tax-exempt investment income and lower tax credits. We expect the effective rate for fiscal 1998 to remain at 39.5%.

     New modules have been developed for the W.I.N. and Select Services programs, which will further distinguish these services. Early success with Integrated Supply Management has reinforced the viability of this concept. To offer ISM on a national basis, the company will create a network of high-quality regional commercial printers. Our goal will be to make acquisitions that are accretive to earnings per share in the first year of operations.

     As the company approaches $1 billion in sales, we will be nearing the volume limitations of our base computer system (known as WCSS) that was designed in 1984 and has been continually upgraded since then. The company will spend over $30 million in the next several years to expand WCSS to handle several billion dollars of sales and to further support the ISM strategy.

     A new distribution center in the Ohio Valley has been approved by the Board of Directors, as have six new presses for the Label division.

     The drivers for the company's future growth will be continued reinvestment in computer systems, distribution facilities, and new manufacturing equipment, coupled with accretive acquisitions and expansion of the company's 700 person salesforce, which we believe to be the best in our industry.

FISCAL 1996 VERSUS FISCAL 1995

Net sales for fiscal 1996 increased by 21% to $862.3 million. The breakdown by major product group is as follows: Forms products, which represented 38% of total sales, increased by 16%; Print, which represented 25% of sales, increased 36%; Office Products, representing 23% of sales, increased 19%; and Labels, which represented 14% of sales, increased 15%.

     Paper prices, which affect 75% of sales, remained stable through the first half of fiscal 1996. In the second half of the year, however, paper prices declined by as much as 40%. For the 59% of the Forms product line which is sold under contract, there is usually a 60 to 90 day lag between the time of a paper price change and its effect on our reported sales. For those parts of the business that are not under contract, the impact of lower paper prices is felt almost immediately.

     The company believes that sales growth in fiscal 1996 was hampered by the hostile takeover attempt announced by the Moore Corporation on July 31, 1995. The uncertainty surrounding the Moore tender offer affected our ability to recruit new employees, especially new salespeople. Several customers declined to give the company new business due to this uncertainty.

     Despite the takeover related issues, sales for the year increased by $149.4 million through a combination of internal growth and acquisitions. Approximately $85.5 million of the increase is attributed to 12% unit growth. Another $18.7 million of sales came from the acquisition of Forms Engineering Company (FEC) in February, 1996. The remaining $45.2 million of sales increase came from higher selling prices.

     During fiscal 1996, the company added 86 new customers to the W.I.N. and Select Services programs, bringing the total to 243 customers at year-end. Collectively, they represented 40% of consolidated net sales for the year.

     Net income for fiscal 1996 increased 32% or $17.7 million. The after-tax ratio to sales was 8.5% in fiscal 1996 and 7.8% in fiscal 1995. Fiscal 1996 results include $10.1 million of one time pre-tax expenses in connection with the Moore tender offer. On a per share basis, we reported $1.60, which would have been $1.74 without takeover related expenses, versus $1.23 in fiscal 1995.

     Cost of goods sold for fiscal 1996 includes a LIFO credit of $6.6 million due to the decrease in raw material costs. During fiscal 1995, we had recorded a LIFO charge of $13.8 million due to dramatically higher paper costs. Before the effects of LIFO accounting, costs of goods sold as a percent to sales was 63.2% in fiscal 1996 and 62.1% for fiscal 1995.

     Selling and administrative expenses increased 13.6% for the

                                 [LINE GRAPH]

--------------------------------------------------------------------------------
                                  BOOK VALUE
                                  PER SHARE
--------------------------------------------------------------------------------
                               2 year CAGR 6.7%
                               5 year CAGR 7.8%
================================================================================
        93              94              95              96              97
--------------------------------------------------------------------------------
      $  8.34          $  9.16        $  10.05         $  11.20        $  11.45


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

year. As a percent to sales, they were 17.6% in fiscal 1996 and 18.8% in fiscal 1995. In absolute terms, selling and administration expenses increased by $18.1 million. The lower percentage to sales in fiscal 1996 is due primarily to higher selling prices.

     Depreciation and amortization expense increased 20.7% to $45.0 million, including $4.2 million for the amortization of internally developed software programs. Major software initiatives added $10.4 million of capitalized development costs in fiscal 1996. Capital expenditures of $51.5 million in fiscal 1995 contributed to the depreciation expense increase in 1996, as did the $59.5 million of capital expenditures in fiscal 1996.

     Investment income decreased between years by $772,000 due to lower interest rates and lower investable balances following the FEC acquisition. The company acquired FEC for a combination of cash, notes and the assumption of debt for a total of $34.8 million.

     During fiscal 1996, the company incurred a net expense of $4.2 million for the continuing development of electronic forms software. The net loss is made up of several components: sales less cost of goods sold was $0.7 million, amortization and depreciation of purchased and developed software was $2.3 million, and selling and administrative expenses were $1.2 million. The comparable pre-tax expense for fiscal 1995 was $3.8 million. Its components were: sales less cost of goods sold was $1.3 million, amortization and depreciation of purchased and developed software was $1.1 million, and selling and administrative expenses were $1.4 million.

     The effective income tax rate for fiscal 1996 was 38.4% versus 36.8% in 1995. The rate increased due to lower tax-exempt investment income during fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

During fiscal 1997, the company purchased $95.3 million of its common stock in open market transactions. Borrowings under our revolving credit agreement to support the share repurchase program reached a high of $30 million in January, 1997. By fiscal year-end, all borrowings under the revolving credit agreement had been repaid.

     Working capital at July 31, 1997 was $149.2 million, a decrease of $57.0 million from the prior year-end. This year's total includes $15.9 million of cash and short-term investments, a decrease of $46.8 million from July 31, 1996. The beginning of the year cash and short-term investment balances were used to purchase stock.

     Capital expenditures for the year were $39.2 million, down from $59.5 million in fiscal 1996. Last year's total included $21.4 million for new buildings and related equipment. Building expenditures during fiscal 1997 totaled $5.0 million. There were no major construction projects in-process at fiscal year-end.

     Over the last five years, capital expenditures have totaled $216.3 million. $7.2 million of these expenditures were financed by industrial revenue bonds, with the balance being financed through internally generated funds. Over the last five years, the company has also spent $36.4 million for the development of proprietary software programs.

     Total capital expenditures for fiscal 1998 are estimated at $40.0 million. Expenditures for software development are estimated at $16.0 million including $4.0 million for Year 2000 related activities.

     The company acquired Post Printing in October, 1996 and acquired Moran Printing in July, 1997. Post Printing was an all cash purchase for $6.6 million. Moran Printing was purchased for $34.4 million through a combination of notes payable and the retirement of debt. $28.5 million of short-term borrowing at July 31, 1997 represents payments due to the Moran principals. $15.0 million was paid in August, 1997. The balance will be paid early in calendar 1998.

     Long-term debt at July 31, 1997 was $24.5 million. $23.5 million represents industrial revenue bonds issued in prior years for the construction of three manufacturing facilities. The remaining balance of $1 million represents deferred payments in connection with the Moran acquisition. $7.1 million of deferred

===================================================================================================
                                         TOTAL CAPITALIZATION
                                            (IN THOUSANDS)
                         93                94               95              96             97
---------------------------------------------------------------------------------------------------
Long-term debt          $  25,210         $  23,500        $  25,600       $  30,600      $  24,500

Stockholders' equity    $ 368,146         $ 410,139        $ 456,118       $ 510,443      $ 493,188
===================================================================================================

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

payments from acquisitions in fiscals 1995 and 1996 will be paid during fiscal 1998 and are shown as the current portion of long-term debt on the balance sheet.

     The company has a $50 million revolving credit facility with two major national banks. During fiscal 1997, unsecured money market lines of $50 million each were added with three national banks, two of which participate in the revolving credit agreement. The maximum amount of short-term debt outstanding under the revolver and the money market lines is limited to $50 million. There are no compensating balance requirements under these agreements.

     Stockholders' equity decreased by $17.3 million to $493.2 million. Return on average stockholders' equity was 16.2% versus 15.1% last year after takeover expenses. Book value per share was $11.45 at July 31, 1997 and $11.20 at July 31, 1996.

     During fiscal 1997, the company completed the $100 million share repurchase which had been authorized in June, 1996 by the Board of Directors. Shares were repurchased at an average price of $28.98. Total repurchases during fiscal 1997 under this authorization were $89.9 million.

     In May, 1997, the Board of Directors approved a second $100 million share repurchase program. Through July 31, 1997, $5.3 million of stock had been repurchased at an average price of $30.09.

     The company anticipates that it will complete the second repurchase authorization by the end of fiscal 1998. The company also expects to complete one or more acquisitions for cash during fiscal 1998. The company will have to increase its credit lines to finance both the share repurchase and acquisitions.

COMMON STOCK

Dividends were raised for the 25th consecutive year to $.56 per share in September, 1996, a 30.2 % increase.

     During fiscal 1997, 771,000 shares of common stock were issued in connection with the company's 1989 Stock Option Plan, the Employee Stock Purchase Plan, and the Profit Sharing and Retirement Plan. In February, 1997, the stockholders approved an additional 2 million shares for the 1997 Stock Incentive Plan.

     Shares of stock repurchased during fiscal 1997 total 3,111,000 shares under the fiscal 1996 authorization and 177,000 shares under the fiscal 1997 authorization. These treasury shares will be used for future acquisitions or for stock purchases under employee benefit programs.

     The company's common stock is traded on the New York Stock Exchange under the symbol WCS.

FORWARD LOOKING STATEMENTS

The written statements made in this annual report by the company may contain forward-looking statements covered by the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and risks and there can be no assurance that actual results will not differ from the company's expectations. Factors which could cause materially different results include, among others, customer acceptance of new product categories and service offerings, the frequency and magnitude of paper price changes, the pace of new customer sales ramp-ups, changes in software and communications technologies, general economic and business conditions, competitive actions, and other risks described in the company's other filings with the Securities and Exchange Commission.


======================================================================
                         CAPITAL EXPENDITURES
                           AND DEPRECIATION
======================================================================
                        93          94        95        96       97
Depreciation          28,543      30,934     33,708   39,473    42,256
Capital Expenditures  31,818      34,228     51,487   59,506    39,225


              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS




                               QUARTERLY RESULTS
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)
====================================================================================================================================
                                              1ST QUARTER         2ND QUARTER         3RD QUARTER         4TH QUARTER
====================================================================================================================================
1997
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                       $220,793           $225,439           $225,807           $234,251
------------------------------------------------------------------------------------------------------------------------------------
Cost of goods sold (excluding depreciation)      132,787            135,569            141,613            146,104
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                  34,858             35,800             32,100             32,336
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                        35,009             35,630             31,843             31,869
------------------------------------------------------------------------------------------------------------------------------------
Net income                                        21,180             21,556             19,265             19,281
------------------------------------------------------------------------------------------------------------------------------------
Net income per share                            $    .48           $    .50           $    .45           $    .45
------------------------------------------------------------------------------------------------------------------------------------
1996
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                       $214,438           $219,545           $213,762           $214,542
------------------------------------------------------------------------------------------------------------------------------------
Cost of goods sold (excluding depreciation)      136,331            136,535            133,781            131,726
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                  26,543             31,481             28,195             30,703
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                        27,061             31,823             28,375             31,219
------------------------------------------------------------------------------------------------------------------------------------
Net income                                        16,778             19,571             17,451             19,199
------------------------------------------------------------------------------------------------------------------------------------
Net income per share                            $    .37           $    .43           $    .38           $    .42
------------------------------------------------------------------------------------------------------------------------------------

                      MARKET PRICE PER SHARE                 DIVIDENDS PAID PER SHARE
====================================================================================================================================
                FISCAL 1997            FISCAL 1996          FISCAL 1997   FISCAL 1996
====================================================================================================================================
QUARTER               HIGH       LOW         HIGH     LOW
------------------------------------------------------------------------------------------------------------------------------------
First                $30.38    $26.63       $29.75  $27.88        $.1075        $.0925
------------------------------------------------------------------------------------------------------------------------------------
Second                35.50     29.63        29.69   26.44         .14           .1075
------------------------------------------------------------------------------------------------------------------------------------
Third                 34.38     26.13        30.00   27.31         .14           .1075
------------------------------------------------------------------------------------------------------------------------------------
Fourth                33.50     26.88        30.56   27.13         .14           .1075
====================================================================================================================================


                                     [27]

                       CONSOLIDATED STATEMENTS OF INCOME
                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES


(in thousands, except per share amounts) For the years ended July 31, 1997, 1996 and 1995      1997      1996      1995
====================================================================================================================================
Net sales                                                                                  $906,290  $862,287  $712,838
------------------------------------------------------------------------------------------------------------------------------------
Cost and expenses:
------------------------------------------------------------------------------------------------------------------------------------
  Cost of goods sold                                                                        556,073   538,373   456,799
------------------------------------------------------------------------------------------------------------------------------------
  Selling and administrative expenses                                                       165,918   151,846   133,713
------------------------------------------------------------------------------------------------------------------------------------
  Provision for depreciation and amortization                                                49,205    45,029    37,296
------------------------------------------------------------------------------------------------------------------------------------
  Hostile takeover expenses                                                                       -    10,117         -
------------------------------------------------------------------------------------------------------------------------------------
     Total costs and expenses                                                               771,196   745,365   627,808
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                                                            135,094   116,922    85,030
------------------------------------------------------------------------------------------------------------------------------------
  Interest income                                                                           (1,876)   (2,867)   (3,639)
------------------------------------------------------------------------------------------------------------------------------------
  Interest expense, net of capitalized interest                                               2,619     1,311     1,209
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                  134,351   118,478    87,460
------------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes: (Note 7)
------------------------------------------------------------------------------------------------------------------------------------
  Current:
------------------------------------------------------------------------------------------------------------------------------------
     Federal                                                                                 42,825    35,385    24,309
------------------------------------------------------------------------------------------------------------------------------------
     State                                                                                    8,210     7,390     5,942
------------------------------------------------------------------------------------------------------------------------------------
  Deferred                                                                                    2,034     2,704     1,912
------------------------------------------------------------------------------------------------------------------------------------
       Total income taxes                                                                    53,069    45,479    32,163
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                  $81,282   $72,999   $55,297
------------------------------------------------------------------------------------------------------------------------------------
Net income per share                                                                        $  1.88   $  1.60   $  1.23
====================================================================================================================================


The accompanying notes are an integral part of these statements.

                                     [28]

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES







(in thousands)                                            SHARES OF COMMON STOCK                            COMMON
                                                         ------------------------        PREFERRED           STOCK
For the years ended July 31, 1997, 1996 and 1995          ISSUED     IN TREASURY             STOCK       PAR VALUE
====================================================================================================================================
Balance, July 31, 1994                                    22,796              (403)             $-         $22,796
====================================================================================================================================
  Net income                                                   -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.37 per share)                              -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Sale of stock under employee
     stock purchase plan (Note 5)                              -               266               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised net of shares
     exchanged in lieu of cash (Note 5)                        -                30               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Tax benefit from early disposition by
     employees of stock issued under stock
     option plans and exercise of
     non-qualified stock options                               -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Unrealized security gain (loss) (Note 9)                     -                 -               -               -
====================================================================================================================================
Balance, July 31, 1995                                    22,796              (107)              -          22,796
====================================================================================================================================
  Net income                                                   -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.43 per share)                              -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Sale of stock under employee
     stock purchase plan (Note 5)                             35               153               -              35
------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised net of shares
     exchanged in lieu of cash (Note 5)                       51                32               -              51
------------------------------------------------------------------------------------------------------------------------------------
  Tax benefit from early disposition by
     employees of stock issued under stock
     option plans and exercise of
     non-qualified stock options                               -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Treasury stock purchased                                     -              (167)              -               -
------------------------------------------------------------------------------------------------------------------------------------
  Two-for-one stock split effective July, 1996            22,882               (88)              -          22,882
------------------------------------------------------------------------------------------------------------------------------------
  Unrealized security gain (loss) (Note 9)                     -                 -               -               -
====================================================================================================================================
Balance, July 31, 1996                                    45,764              (177)              -          45,764
====================================================================================================================================
  Net income                                                   -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.56 per share)                              -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Sale of stock under employee
     stock purchase plan (Note 5)                              -               324               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised net of shares
     exchanged in lieu of cash (Note 5)                        -               230               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Stock transferred to profit sharing and
     retirement fund                                           -               217               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Tax benefit from early disposition by
     employees of stock issued under stock
     option plans and exercise of
     non-qualified stock options                               -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Amortization of difference between market price
     and option price for 1997 option plan (Note 5)            -                 -               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Treasury stock purchased                                     -            (3,288)              -               -
------------------------------------------------------------------------------------------------------------------------------------
  Unrealized security gain (loss) (Note 9)                     -                 -               -               -
====================================================================================================================================
Balance, July 31, 1997                                    45,764            (2,694)             $-         $45,764
====================================================================================================================================


                                                                                       UNREALIZED         COST OF
(in thousands)                                         ADDITIONAL       RETAINED         SECURITY        TREASURY
For the years ended July 31, 1997, 1996 and 1995          CAPITAL       EARNINGS        GAIN/LOSS           STOCK
====================================================================================================================================

Balance, July 31, 1994                                    $51,028       $346,626               $-       $ (10,311)
====================================================================================================================================
  Net income                                                    -         55,297                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.37 per share)                               -        (16,680)               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Sale of stock under employee
     stock purchase plan (Note 5)                             (42)          (358)               -           6,834
------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised net of shares
     exchanged in lieu of cash (Note 5)                      (107)           (91)               -             789
------------------------------------------------------------------------------------------------------------------------------------
  Tax benefit from early disposition by
     employees of stock issued under stock
     option plans and exercise of
     non-qualified stock options                              518              -                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Unrealized security gain (loss) (Note 9)                      -              -             (181)              -
====================================================================================================================================
Balance, July 31, 1995                                     51,397       $384,794             (181)         (2,688)
====================================================================================================================================
  Net income                                                    -         72,999                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.43 per share)                               -        (19,622)               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Sale of stock under employee
     stock purchase plan (Note 5)                           1,100           (414)               -           6,465
------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised net of shares
     exchanged in lieu of cash (Note 5)                     1,230           (298)               -             925
------------------------------------------------------------------------------------------------------------------------------------
  Tax benefit from early disposition by
     employees of stock issued under stock
     option plans and exercise of
     non-qualified stock options                            1,771              -                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Treasury stock purchased                                      -              -                -          (9,878)
------------------------------------------------------------------------------------------------------------------------------------
  Two-for-one stock split effective July, 1996            (22,882)             -                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Unrealized security gain (loss) (Note 9)                      -              -              (39)              -
====================================================================================================================================
Balance, July 31, 1996                                     32,616        437,459             (220)         (5,176)
====================================================================================================================================
  Net income                                                    -         81,282                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.56 per share)                               -        (23,993)               -               -
------------------------------------------------------------------------------------------------------------------------------------
  Sale of stock under employee
     stock purchase plan (Note 5)                            (337)          (291)               -           8,939
------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised net of shares
     exchanged in lieu of cash (Note 5)                    (1,165)        (2,738)               -           6,572
------------------------------------------------------------------------------------------------------------------------------------
  Stock transferred to profit sharing and
     retirement fund                                        1,502              -                -           5,998
------------------------------------------------------------------------------------------------------------------------------------
  Tax benefit from early disposition by
     employees of stock issued under stock
     option plans and exercise of
     non-qualified stock options                            1,869              -                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Amortization of difference between market price
     and option price for 1997 option plan (Note 5)           254              -                -               -
------------------------------------------------------------------------------------------------------------------------------------
  Treasury stock purchased                                      -              -                -        (95,272)
------------------------------------------------------------------------------------------------------------------------------------
  Unrealized security gain (loss) (Note 9)                      -              -              125               -
====================================================================================================================================
Balance, July 31, 1997                                    $34,739       $491,719            $ (95)      $(78,939)
====================================================================================================================================
The accompanying notes are an integral part of these statements.        Prior years have been reclassified to conform with current year presentation.






                                     [29]

                          CONSOLIDATED BALANCE SHEETS
                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES





(dollars in thousands) July 31, 1997 and 1996                        1997              1996
===============================================================================================
Assets
Current Assets:
  Cash and cash equivalents                                        $  14,168       $   23,618
-----------------------------------------------------------------------------------------------
  Short-term investments (Note 9)                                      1,706           39,025
-----------------------------------------------------------------------------------------------
  Accounts receivable, less allowance for doubtful accounts
     of $3,481 in 1997 and $3,215 in 1996                            167,578          148,918
-----------------------------------------------------------------------------------------------
  Inventories (Note 2)                                                85,150           71,332
-----------------------------------------------------------------------------------------------
  Prepaid taxes                                                       16,748           15,138
-----------------------------------------------------------------------------------------------
  Advances and prepaid expenses                                        5,140            6,077
-----------------------------------------------------------------------------------------------
       Total current assets                                          290,490          304,108
-----------------------------------------------------------------------------------------------
Property, plant and equipment, at cost:
-----------------------------------------------------------------------------------------------
  Land and buildings                                                 140,930          123,993
-----------------------------------------------------------------------------------------------
  Machinery, equipment, furniture and fixtures                       465,878          431,648
-----------------------------------------------------------------------------------------------
  Leasehold improvements                                               1,678            1,428
-----------------------------------------------------------------------------------------------
  Total property, plant and equipment                                608,486          557,069
-----------------------------------------------------------------------------------------------
  Less-reserves for depreciation and amortization                   (306,994)        (268,197)
-----------------------------------------------------------------------------------------------
       Net property, plant and equipment                             301,492          288,872
-----------------------------------------------------------------------------------------------
Intangible assets arising from acquisitions                           59,913           43,180
-----------------------------------------------------------------------------------------------
Cash surrender value of life insurance                                39,845           32,244
-----------------------------------------------------------------------------------------------
System development costs                                              24,404           21,499
-----------------------------------------------------------------------------------------------
Other assets                                                           4,298            5,947
-----------------------------------------------------------------------------------------------
          Total Assets                                             $ 720,442       $  695,850
===============================================================================================
Liabilities and Stockholders' Equity
-----------------------------------------------------------------------------------------------
Current Liabilities:
-----------------------------------------------------------------------------------------------
  Current maturities of long-term debt                             $   7,100       $      -
-----------------------------------------------------------------------------------------------
  Short-term notes payable                                            28,500              -
-----------------------------------------------------------------------------------------------
  Accounts payable                                                    49,348           46,044
-----------------------------------------------------------------------------------------------
  Dividends payable                                                    6,030            4,900
-----------------------------------------------------------------------------------------------
  Accrued compensation and related expenses                           24,458           22,281
-----------------------------------------------------------------------------------------------
  Other accrued expenses                                               8,200            8,821
-----------------------------------------------------------------------------------------------
  Contribution to profit sharing and retirement fund (Note 4)         17,620           15,824
-----------------------------------------------------------------------------------------------
       Total current liabilities                                     141,256           97,870
-----------------------------------------------------------------------------------------------
Deferred compensation and retirement benefits (Note 8)                28,829           24,750
-----------------------------------------------------------------------------------------------
Deferred income taxes (Note 7)                                        32,669           32,187
-----------------------------------------------------------------------------------------------
Long-term debt (Note 3)                                               24,500           30,600
-----------------------------------------------------------------------------------------------
Stockholders' equity:
-----------------------------------------------------------------------------------------------
  Preferred stock, $50 par value, authorized 500,000 shares               -               -
-----------------------------------------------------------------------------------------------
  Common stock, $1.00 par value, authorized 100,000,000 shares*       45,764           45,764
-----------------------------------------------------------------------------------------------
  Additional capital*                                                 34,739           32,616
-----------------------------------------------------------------------------------------------
  Retained earnings*                                                 491,719          437,459
-----------------------------------------------------------------------------------------------
  Unrealized security loss (Note 9)                                      (95)            (220)
-----------------------------------------------------------------------------------------------
  Treasury stock*                                                    (78,939)          (5,176)
-----------------------------------------------------------------------------------------------
       Total stockholders' equity                                    493,188          510,443
-----------------------------------------------------------------------------------------------
          Total Liabilities and Stockholders' Equity               $ 720,442       $  695,850
===============================================================================================

The accompanying notes are an integral part of these statements.
*Prior year has been reclassified to conform with current year presentation.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                WALLACE COMPUTER SERVICES, INC. AND SUBSIDIARIES



(dollars in thousands) For the years ended July 31, 1997, 1996 and 1995          1997       1996      1995
====================================================================================================================================
Cash flows from operating activities:
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                $  81,282  $  72,999  $ 55,297
------------------------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to
  net cash provided by operating activities:
------------------------------------------------------------------------------------------------------------------------------------
     Depreciation and amortization                                             49,205     45,029    37,296
------------------------------------------------------------------------------------------------------------------------------------
     Deferred taxes*                                                              409      5,398     1,481
------------------------------------------------------------------------------------------------------------------------------------
     (Gain) loss on disposal of property                                          (21)         3      (399)
------------------------------------------------------------------------------------------------------------------------------------
  Changes in assets and liabilities, net of effects from the purchase of
  Lampro Graphics, Retterbush and Sauer, Forms Engineering Company,
  Post Printing, and Moran Printing, and the sale of the LaserMax Division:
------------------------------------------------------------------------------------------------------------------------------------
     Accounts receivable                                                      (11,433)   (13,863)  (30,538)
------------------------------------------------------------------------------------------------------------------------------------
     Inventories                                                               (9,276)     4,820    (9,213)
------------------------------------------------------------------------------------------------------------------------------------
     Prepaid taxes*                                                            (1,218)    (6,344)   (3,574)
------------------------------------------------------------------------------------------------------------------------------------
     Advances and prepaid expenses                                              1,459       (145)      778
------------------------------------------------------------------------------------------------------------------------------------
     Other assets                                                             (15,588)   (16,032)  (14,145)
------------------------------------------------------------------------------------------------------------------------------------
     Accounts payable and other liabilities                                     1,009     26,523     6,328
------------------------------------------------------------------------------------------------------------------------------------
     Federal and state income taxes                                                 -     (2,055)   (1,886)
------------------------------------------------------------------------------------------------------------------------------------
     Deferred compensation and retirement benefits                              4,079      3,583     3,191
------------------------------------------------------------------------------------------------------------------------------------
     Realized security (gain) loss*                                               106        107      (144)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                   100,013    120,023    44,472
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
------------------------------------------------------------------------------------------------------------------------------------
  Capital expenditures                                                        (39,225)   (59,506)  (51,487)
------------------------------------------------------------------------------------------------------------------------------------
  Purchases of short-term investments*                                        (14,000)  (116,378)  (56,245)
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of short-term investments*                               51,420    107,423    85,256
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from disposal of property                                              313        407       455
------------------------------------------------------------------------------------------------------------------------------------
  Net construction funds held by trustee                                        1,044      3,137     1,970
------------------------------------------------------------------------------------------------------------------------------------
  Other capital investments, including acquisitions/divestitures              (40,981)   (29,165)  (17,017)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                       (41,429)   (94,082)  (37,068)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends paid                                                         (22,864)   (18,919)  (16,065)
------------------------------------------------------------------------------------------------------------------------------------
  Amounts paid on long-term debt                                                    -       (205)   (6,110)
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from issuance of short-term debt                                    58,500      4,216     4,829
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from issuance of long-term debt                                      1,000      5,000     2,100
------------------------------------------------------------------------------------------------------------------------------------
  Proceeds from issuance of common stock                                       20,602     10,864     7,544
------------------------------------------------------------------------------------------------------------------------------------
  Retirement of short-term and acquired debt                                  (30,000)    (4,216)   (6,474)
------------------------------------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                                  (95,272)    (9,878)        -
------------------------------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities                                       (68,034)   (13,138)  (14,176)
------------------------------------------------------------------------------------------------------------------------------------
Net changes in cash and cash equivalents                                       (9,450)    12,803    (6,772)
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                 23,618     10,815    17,587
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $  14,168  $  23,618  $ 10,815
====================================================================================================================================
Supplemental disclosure:
------------------------------------------------------------------------------------------------------------------------------------
  Interest paid (net of interest capitalized)                               $     917  $    (297) $   (220)
------------------------------------------------------------------------------------------------------------------------------------
  Income taxes paid                                                            51,712     46,910    35,520
====================================================================================================================================
The accompanying notes are an integral part of these statements.      *Prior year has been reclassified to conform with current year presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1997


1. SUMMARY OF MAJOR ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION: The accompanying financial statements include the accounts of the company and its subsidiaries, which are wholly owned. All significant intercompany transactions have been eliminated.

REVENUE RECOGNITION: Revenues from product sales and software licenses are recorded when the product is shipped to the customer. In some instances, revenue is not recognized until installation is complete or customer acceptance is acknowledged.

INVENTORIES: Inventories are stated at cost which does not exceed market and include material, labor and overhead. Cost is determined on the last-in, first-out (LIFO) basis for certain inventories, and on the first-in, first-out
(FIFO) basis for other inventories.

DEPRECIATION: Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the various classes of property, plant and equipment.

===================================================
Buildings                                 40 years
---------------------------------------------------
Building equipment                     10-15 years
---------------------------------------------------
Machinery and equipment                 3-10 years
---------------------------------------------------
Leasehold improvements                Lease period
===================================================

INTANGIBLE ASSETS: The excess of cost over the assigned value of the net tangible assets in connection with all acquisitions is being amortized on a straight-line basis primarily over 40 years. Amortization expense amounted to $1,205,000 in 1997, $965,000 in 1996 and $491,000 in 1995. The unamortized balance relating to Moran Printing Company was $17,035,000 at July 31, 1997; the balance relating to all other acquisitions was $42,878,000 at July 31, 1997, and $43,180,000 at July 31, 1996.

SYSTEM DEVELOPMENT COSTS: Computer software that is either purchased or developed internally for use by the company is amortized over a useful life of one to seven years. Amortization of internal use software was $3,029,000 in fiscal 1997; $2,127,000 in fiscal 1996; and $1,907,000 in fiscal 1995. Certain computer software costs are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," and are reported at the lower of unamortized cost or net realizable value. This software, marketed under the name Platforms(TM), has been developed to provide customers with electronic forms. The software is customized to meet the customer's requirements. The originally purchased software, which is the base technology for our Platforms product, is being amortized over five years. Subsequent software developments are being amortized over two years. All costs incurred to customize the specific application for a customer are included in cost of goods sold in the period in which revenue is recognized. Revenues and expenses for the Platforms' product are included in the statements of operations. Amortization of Platforms' software was $2,229,000 in fiscal 1997; $2,042,000 in fiscal 1996; and $959,000 in fiscal 1995. The unamortized balance of all capitalized computer software was $24,404,000 in 1997 and $21,499,000 in 1996.

OTHER ASSETS: $1,280,000 in 1997 and $2,325,000 in 1996 represent the unused balance of construction funds held for the Lebanon, Kentucky plant.

ACCOUNTING CHANGES: In fiscal 1997, the company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement requires that long-lived assets, including related goodwill, be reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The effect of the accounting change had no impact on the company's financial statements.

INCOME TAXES: The company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under that standard, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amount and the tax bases of existing assets and liabilities. Investment tax credits are amortized to income over the lives of the applicable assets. The unamortized investment tax credit amounted to $243,000 in 1997 and $300,000 in 1996.

INDUSTRY SEGMENT: The company is engaged primarily in the computer services and supply industry.

NET INCOME PER SHARE: Net income per share is based on the weighted average number of shares outstanding during each year.

     In 1997, the Financial Accounting Standards Board issued a new standard, SFAS No. 128 on Earnings Per Share disclosure which is effective for financial statements for periods ending after December 15, 1997. The company will adopt this statement and reflect its disclosures in the company's fiscal 1998 financial statements. SFAS No. 128 requires dual presentation of basic and diluted earnings per share, as defined, for current and prior periods. Earnings per share were as follows:

                                  1997   1996   1995
======================================================
Basic                             $1.88  $1.60  $1.23
------------------------------------------------------
Diluted                            1.86   1.59   1.23
======================================================

CASH AND CASH EQUIVALENTS: The company invests excess cash balances in short-term securities, including commercial paper, money market funds, and municipal bonds whose original maturities are less than three months.

CAPITALIZED INTEREST COSTS: Interest costs are capitalized based upon the cost of capital projects in progress during the year. Interest costs capitalized for the last three years were:

(IN THOUSANDS)  INTEREST EXPENSE  INTEREST CAPITALIZED
======================================================
1997                      $3,940                $1,321
------------------------------------------------------
1996                       2,717                 1,406
------------------------------------------------------
1995                       2,717                 1,508
======================================================

Amortization expense for interest capitalized was $912,000 in 1997; $794,000 in 1996; and $681,000 in 1995.

USE OF ESTIMATES: In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect reported and disclosed assets and liabilities at the date of the financial statements and reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. INVENTORIES:

Inventories at July 31, were as follows:

(IN THOUSANDS)                              1997     1996
===========================================================
Raw materials                             $21,440  $20,470
-----------------------------------------------------------
Work in process                             1,426    1,771
-----------------------------------------------------------
Finished products                          62,284   49,091
-----------------------------------------------------------
                                          $85,150  $71,332
===========================================================

At July 31, 1997 and 1996 the cost of inventories aggregating $55,484,000 and $49,623,000, respectively, was determined on the LIFO method.

     Inventories would have been $17,649,000 higher in Fiscal 1997 and $19,790,000 higher in Fiscal 1996, if the FIFO method had been used for all inventories.

3. FINANCING ARRANGEMENTS:

Long-term debt consisted of the following at July 31:

(IN THOUSANDS)                               1997     1996
===========================================================
Average 3.73% adjustable industrial
revenue bonds due 2007                    $ 7,000  $ 7,000
-----------------------------------------------------------
Average 3.64% adjustable industrial
revenue bonds due 2009                      8,000    8,000
-----------------------------------------------------------
Average 3.73% adjustable industrial
revenue bonds due 2019                      8,500    8,500
-----------------------------------------------------------
Average 5.43% adjustable promissory
note due 1998                               2,000    2,000
-----------------------------------------------------------
Average 4.95% adjustable promissory note
maturing not earlier than 1998                100      100
-----------------------------------------------------------
Average 5.27% adjustable promissory
note due 1998                               5,000    5,000
-----------------------------------------------------------
Average 5.80% adjustable promissory
note due 1999                               1,000        -
-----------------------------------------------------------
                                          $31,600  $30,600
-----------------------------------------------------------
Less-current portion                        7,100        -
-----------------------------------------------------------
                                          $24,500  $30,600
===========================================================

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

     The company's financing arrangements contain certain restrictive financial covenants. Under the most restrictive of the covenants, the company must maintain a current ratio of at least 2 to 1, net worth of not less than $403 million and funded debt not greater than 40% of net tangible assets plus funded debt. The company was in compliance with all debt covenants at July 31, 1997 and 1996.

     Principal payments due on long-term debt during the next five years are as follows: $7,100,000 in 1998; $1,000,000 in 1999; and $0 in each of 2000 through
2002.

     Short-term notes payable of $28.5 million represents payments due to Moran Printing principals. The notes carry an interest rate of 5.8%. $15 million was paid in August, 1997, with the balance due in January, 1998.

     The company has a $50 million revolving credit facility with The First National Bank of Chicago as the agent and Bank of America Illinois as co-agent. Additionally, unsecured money market lines of $50 million each were added in fiscal 1997. The maximum amount as authorized by the Board of Directors for short-term borrowings under the revolver and the money market lines is limited to $50 million. There are no compensating balance requirements under these agreements. There were no borrowings under these agreements at July 31, 1997 and 1996.

4. PROFIT SHARING AND RETIREMENT PLAN:

The company has a contributory profit sharing and retirement plan covering most employees. Company contributions to the Plan charged to operations were $17,620,000 in Fiscal 1997, $15,824,000 in Fiscal 1996, and $11,906,000 in
Fiscal 1995.

5. STOCK OPTIONS:

The company has two stock option plans, the 1997 Stock Incentive Plan ("The 1997 Plan") and the 1989 Stock Option Plan ("The 1989 Plan"), and an employee stock purchase plan adopted in 1974 ("The 1974 Plan").

     Under the terms of the 1997 Plan, which expires September 4, 2006, options may be granted to employees, as well as to non-employee Directors. Two types of options to purchase common stock may be granted to officers and others, except for non-employee Directors: Incentive Options and Non-Qualified Options. In the case of Incentive Options, the option price may not be less that 100% of the market value of the stock at the date of grant. For Non-Qualified Options, the grant price may not be less than 85% of the market value; however, to date no options have been granted at less than 100% of market value. The option price may be paid in cash or by exchanging previously acquired company common stock with a market value equal to the purchase price. Options generally become exercisable as to 40% of the shares granted one year after grant and the remaining 60% of the shares granted become exercisable two years after grant. Options expire 10 years after grant. The exercisability of options may be subject to one or more of the following performance measures: Common Stock value, earnings per share, return to shareholders (including dividends), return on assets, return on equity, earnings of the company, revenues, market share, cash flow, cost reduction goals, or any combination of the above.

     The 1997 plan additionally provides for options for non-employee Directors. Immediately following the company's annual meeting, each non-employee Director will be granted an option to purchase 2,000 shares at a purchase price per share equal to the fair market value of a share of common stock on the date of grant of such option. The options will vest at 25% every three months, such that they will be fully vested within one year, or by the next annual meeting, whichever occurs first.

     Under the terms of the 1989 Plan, which will expire on September 12, 1999, options may be granted to officers and others. This plan is similar to the 1997 plan except it does not permit grants to non-employee Directors and it does not provide for performance measures to determine vesting. Currently there are 70,952 options still available under this plan. The company does not intend to seek authorization for additional shares under this plan.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The company accounts for employee stock options under Accounting Principles Board Opinion No. 25. The company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the plans been determined consistent with SFAS No. 123, the company's net income and earnings per share would have been reduced to the following pro forma amounts:

(IN THOUSANDS, EXCEPT EPS)                  1997     1996
===========================================================
Net Income as reported                    $81,282  $72,999
-----------------------------------------------------------
Net Income pro forma                       78,333   71,743
-----------------------------------------------------------
Earnings per Share as reported               1.88     1.60
-----------------------------------------------------------
Earnings per Share pro forma                 1.81     1.57
===========================================================

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to August 1, 1995, the resulting pro forma compensation cost may not be representative of expected compensation cost in future years.

     The following table summarizes the activity under the stock option plans for the last two years:

                                     NUMBER OF  WEIGHTED AVERAGE
                                        SHARES    EXERCISE PRICE
=================================================================
Outstanding at July 31, 1995          819,784            $ 13.18
-----------------------------------------------------------------
Granted                               267,400              28.94
-----------------------------------------------------------------
Forfeited                              (5,800)             18.76
-----------------------------------------------------------------
Exercised                            (174,212)             12.38
-----------------------------------------------------------------
Outstanding at July 31, 1996          907,172            $ 17.94
-----------------------------------------------------------------
Granted                               845,715              27.18
-----------------------------------------------------------------
Forfeited                              (6,300)             28.15
-----------------------------------------------------------------
Exercised                            (249,744)             13.04
-----------------------------------------------------------------
Outstanding at July 31, 1997        1,496,843            $ 23.94
=================================================================
                                       July 31           July 31
-----------------------------------------------------------------
                                         1997               1996
-----------------------------------------------------------------
Shares available for future grants  1,489,337            328,752
-----------------------------------------------------------------
Shares exercisable                    757,468            536,657
=================================================================

     Of the 845,715 options granted in fiscal 1997, 567,000 were granted with performance measure vesting provisions as outlined in the 1997 Plan. The performance measures for the options are based on revenues, pretax income, return on equity, and return on assets. Vesting will occur in 3 years to the extent that the company meets specified performance measures. To the extent that the measures are not met, the options will vest in 9.5 years. These options were issued with shareholder approval on February 28, 1997, with a grant date of September 4, 1996. The difference between market price on February 28, 1997 and the grant date will be reflected as expense in the company's operations statement over the vesting period. Fiscal 1997 includes additional expense of $254,000. The remaining options granted in 1997 did not have performance vesting provisions.

     The Employee Stock Purchase Plan, adopted in 1974, was to end on December 31, 1997. During 1997, the 1974 Plan was amended to add 14 additional 6-month offering periods, subject to shareholder approval. A total of 6,600,000 shares of common stock have been reserved for purchase by employees through semi-annual offerings, of which 1,900,000 shares are subject to shareholder approval. The option price is the lower of 85% of the market price of the shares on the commencement date or the termination date of each offering period. Employees participate in the plan through payroll deductions and the plan qualifies for certain tax advantages under section 423 of the Internal Revenue Code. Options were exercised to purchase 324,002 shares at $25.65 in Fiscal 1997, 375,754 shares at $19.12 in Fiscal 1996, and 531,254 shares at $12.11 in Fiscal 1995. There were 2,553,496 shares available at July 31, 1997 and 977,498 shares available at July 31, 1996 for future issuance under this plan.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants: risk-free interest rates of 5.2% to 6.8% depending on expected life of the option; expected dividend yield of 1.3% to 1.7%; expected lives of 5.4 years for options issued without performance measures, 7.4 years for options with performance measures, and 0.5 years for options granted through the Employee Stock Purchase Plan; and expected volatility of 25.2% to 25.8% for options granted through the stock option plan, and 9.5% to 43.6% for options granted through the Employee Stock Purchase Plan.

6. LEASE COMMITMENTS:

Total rent expense for manufacturing facilities, sales offices and equipment amounted to $6,225,000 in 1997, $5,906,000 in 1996 and $5,508,000 in 1995. The
minimum future rental commitments under non-cancellable lease arrangements are $3,821,000 in 1998; $3,030,000 in 1999; $1,982,000 in 2000; $1,618,000 in 2001;
and $6,368,000 for 2002 and beyond.

7. INCOME TAXES:

The significant deferred tax assets and liabilities at July 31 were as follows:

(IN THOUSANDS)                                                             1997     1996
=============================================================================================
Deferred tax liabilities:
---------------------------------------------------------------------------------------------
  Accelerated depreciation                                              $30,576  $30,053
---------------------------------------------------------------------------------------------
  Software development                                                    8,661    7,545
---------------------------------------------------------------------------------------------
  Other                                                                   7,871    7,544
---------------------------------------------------------------------------------------------
  Total Deferred Liabilities                                             47,108   45,142
---------------------------------------------------------------------------------------------
Deferred tax assets:
---------------------------------------------------------------------------------------------
  Deferred compensation                                                   8,471    7,126
---------------------------------------------------------------------------------------------
  Postretirement benefits                                                 1,376    1,516
---------------------------------------------------------------------------------------------
  Inventory capitalization                                                3,207    2,514
---------------------------------------------------------------------------------------------
  Accrued vacation                                                        1,548    1,468
---------------------------------------------------------------------------------------------
  Supplemental profit sharing                                             1,525    1,121
---------------------------------------------------------------------------------------------
  Other                                                                   5,673    5,702
---------------------------------------------------------------------------------------------
  Total Deferred Assets                                                  21,800   19,447
---------------------------------------------------------------------------------------------
Net Deferred Tax Liabilities                                            $25,308  $25,695
=============================================================================================

The provision for income taxes is comprised of the following:

                                                   1997         1996           1995
=============================================================================================
Statutory federal income tax rate                  35.0%         35.0%         35.0%
---------------------------------------------------------------------------------------------
State and local income taxes                        4.4           4.4           4.4
---------------------------------------------------------------------------------------------
Tax exempt interest income                         (0.1)         (0.4)        (1.0)
---------------------------------------------------------------------------------------------
Tax credits and other                               0.2          (0.6)        (1.6)
---------------------------------------------------------------------------------------------
Effective tax rate                                 39.5%         38.4%         36.8%
=============================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     The net accrual basis expense for postretirement benefits as of July 31 was as follows:


(IN THOUSANDS)                                                1997      1996      1995
=========================================================================================
Components of net periodic postretirement benefit costs:
-----------------------------------------------------------------------------------------
Service cost                                                  $  10     $  22     $  22
-----------------------------------------------------------------------------------------
Interest cost                                                   278       298       308
-----------------------------------------------------------------------------------------
Amortization of (gain) loss                                       -       134      (985)
-----------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                      $ 288     $ 454     $(655)
=========================================================================================


     The liability at July 31 (included in Deferred Compensation and Retirement Benefits on the accompanying Consolidated Balance Sheet) for postretirement benefits is as follows:


(IN THOUSANDS)                                          1997         1996
===========================================================================
Actuarial present value of benefit obligations:
---------------------------------------------------------------------------
Retirees                                              $2,175       $2,386
---------------------------------------------------------------------------
Fully eligible active plan participants                  863          947
---------------------------------------------------------------------------
Other active plan participants                           245          269
---------------------------------------------------------------------------
Life insurance                                           200          219
---------------------------------------------------------------------------
Actuarial present value of benefit obligations        $3,483       $3,821
===========================================================================


For financial reporting purposes, the actuarial computations assumed a discount rate of 8.0% to determine the accumulated postretirement benefit obligation, and an assumed health care cost trend rate of 7.5% and 7.0% for pre-65 and post-65 medical coverage, respectively, for 1997, declining gradually to 5.0% in 2002, to measure the accumulated postretirement benefit obligation. However, a one percentage point increase in the assumed health care cost trend would increase the aggregate of the service cost and interest cost components of the annual postretirement expense by $21,000 and the postretirement benefit obligation as of July 31, 1997 by $228,000.

9. INVESTMENTS IN DEBT AND EQUITY SECURITIES:

SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires securities that are available-for-sale to be carried at fair value, with changes in net unrealized gains and losses recorded as a separate component of shareholders' equity. This statement decreased shareholders' equity by $95,000 at July 31, 1997 and $220,000 at July 31, 1996 (net of tax).

The amortized cost and market value of investments as of July 31, 1996, and July 31, 1997 were as follows:



(IN THOUSANDS)
=====================================================================================================
 July 31, 1996                              AMORTIZED           UNREALIZED HOLDING          MARKET
                                              COST            GAINS            LOSSES        VALUE
=====================================================================================================
 Available-for-sale
-----------------------------------------------------------------------------------------------------
  State, municipal & other gov't debt       $      60         $     -          $   23       $    37
-----------------------------------------------------------------------------------------------------
  Equity                                       39,332               -             344        38,988
-----------------------------------------------------------------------------------------------------
 Held-to-maturity
-----------------------------------------------------------------------------------------------------
  State, municipal & other gov't debt               -               -               -             -
-----------------------------------------------------------------------------------------------------
    Total short-term investments            $  39,392         $     -          $  367       $39,025
-----------------------------------------------------------------------------------------------------
 Long-term available-for-sale
-----------------------------------------------------------------------------------------------------
  Equity                                    $   1,880         $     -          $    -       $ 1,880
=====================================================================================================
 July 31, 1997                              AMORTIZED           UNREALIZED HOLDING          MARKET
                                              COST            GAINS            LOSSES        VALUE
=====================================================================================================
 Available-for-sale
-----------------------------------------------------------------------------------------------------
  State, municipal & other gov't debt       $       -         $     -          $    -       $     -
-----------------------------------------------------------------------------------------------------
  Equity                                        1,866               -             160         1,706
-----------------------------------------------------------------------------------------------------
 Held-to-maturity
-----------------------------------------------------------------------------------------------------
  State, municipal & other gov't debt               -               -               -             -
-----------------------------------------------------------------------------------------------------
    Total short-term investments            $   1,866         $     -          $  160       $ 1,706
-----------------------------------------------------------------------------------------------------
 Long-term available-for-sale
-----------------------------------------------------------------------------------------------------
  Equity                                    $   1,730         $     -          $    -       $ 1,730
=====================================================================================================

Maturities for all debt securities classified as short-term are less than one year. The long-term investment is included in the 'Other Assets' section of the balance sheet.

     Proceeds on the sale of securities were $51,420,000 for Fiscal 1997, and $107,423,000 for Fiscal 1996, with gross realized losses of $106,000 in Fiscal 1997, and $107,000 in Fiscal 1996.

The amortized cost of these securities was based on specific identification. No securities during the period were classified as trading securities. There have been no sales of held-to-maturity securities other than at their maturity date. The reduction in net unrealized loss on available-for-sale securities from July 31, 1996 to July 31, 1997 was $125,000 (net of tax).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Stockholders of Wallace Computer Services, Inc.

We have audited the accompanying consolidated balance sheets of Wallace Computer Services, Inc., (a Delaware corporation) and Subsidiaries as of July 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three Fiscal years in the period ended July 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wallace Computer Services, Inc. and Subsidiaries as of July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three Fiscal years in the period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

Chicago, Illinois
September 3, 1997

                       CORPORATE AND INVESTOR INFORMATION


BOARD OF DIRECTORS

THEODORE DIMITRIOU (E) (P)
Chairman

ROBERT J. CRONIN (E) (P)
President and Chief
Executive Officer

RICHARD F. DOYLE (A) (E)
Former Senior Vice President
Finance and Administration
Texas Oil & Gas Corp.

ALBERT W. ISENMAN III (C)
Professor of Management
Kellogg Graduate School
of Management
Northwestern University

WILLIAM N. LANE, III (C)  (E)
Chairman, President and
Chief Executive Officer
Lane Industries, Inc.

JOHN C. POPE (A) (C)
Chairman of the Board
MotivePower Industries, Inc.

ROBERT P. RITTEREISER (P)
Chairman and
Chief Executive Officer
Gruntal Financial L.L.C.
Gruntal & Co. L.L.C.

NEELE E. STEARNS, JR. (A)
Former President and
Chief Executive Officer
CC Industries., Inc.

(A) Member of the Audit Committee
(C) Member of the Compensation Committee
(E) Member of the Executive Committee
(P) Member of the Profit Sharing Committee


OFFICERS

THEODORE DIMITRIOU
Chairman of the Board

ROBERT J. CRONIN
President and Chief
Executive Officer

MICHAEL O. DUFFIELD
Senior Vice President
Operations

MICHAEL T. LEATHERMAN
Senior Vice President
Business Services
Chief Information Officer

THOMAS G. BROOKER
Vice President, General Manager
Office Products Group

BRUCE D'ANGELO
Vice President Corporate Sales

MICHAEL J. HALLORAN
Vice President, Chief Financial
Officer and Assistant Secretary

DONALD J. HOFFMANN
Vice President Engineering
and Research

MICHAEL M. MULCAHY
Vice President, General Manager
Direct Response Group

WAYNE E. RICHTER
Vice President, General Manager
Label Group

SANDRA K. BRANDT
Treasurer, Division Vice President

MICHAEL T. LAUDIZIO
Secretary, Division Vice
President Taxes

WILLIAM J. MONTANEZ
Assistant Treasurer


DIVISION MANAGERS

MICHAEL A. ANDERSON
Vice President Commercial Printing

STEVEN F. ARPAIA
Vice President Colorforms Sales

DAVID W. BERTRAM
Vice President Contract Services

DOUGLAS W. FITZGERALD
Vice President Marketing

JOSEPH J. JUSZAK
Vice President Quality
and Technical Services

MICHAEL D. KEIM
Vice President Manufacturing
Systems

JAMES E. KERSTEN
Vice President Direct Sales - West

MARK J. KOVACH
Vice President Sales, TOPS

MARC A. LOOMER
Vice President Business Forms
Manufacturing

MARK D. MINDRUM
Vice President Direct Sales -
Midwest

MICHAEL A. REPP
Vice President, General Manager
TOPS Division

EDWARD A. RIGUARDI
Vice President Direct Sales - East

DAVID M. ROUSSEAU
Vice President Information
Services

RONALD D. SEAVEY
Vice President Direct Sales -
Southeast

DIANE E. SCHREINER
Vice President Distribution
Services

BARRY L. WHITE
Vice President Human Resources


FACILITIES

Headquarters - Lisle, IL

La Palma, CA
Lodi, CA
Ontario, CA
San Luis Obispo, CA
Orlando, FL (2)
Tampa, FL
Metter, GA
Bellwood, IL
Clinton, IL
Elk Grove Village, IL
Hillside, IL
St. Charles, IL (2)
Osage, IA (2)
Lebanon, KY
Gastonia, NC
Wilson, NC
Tonawanda, NY
Cincinnati, OH
Streetsboro, OH
Allentown, PA
Covington, TN
Brenham, TX
Marlin, TX
Luray, VA
Manchester, VT
West Bend, WI

Sales Offices - Nationwide


CORPORATE INFORMATION

GENERAL COUNSEL
Steven L. Carson

AUDITORS
Arthur Andersen LLP, Chicago, IL

PRODUCT INFORMATION
Information about Wallace's information
management products, services and
solutions is available on our
web site at www.wallace.com.
You may also contact the Marketing
Department at corporate headquarters
in Lisle.
800/323-8447

E-mail: corpmarketing@wallace.com


STOCKHOLDER INFORMATION

COMMON STOCK
The company's common shares
are traded on the New York Stock
Exchange, ticker symbol WCS.

TRANSFER AGENT AND REGISTRAR

Questions regarding stock transfer
requirements, lost stock certificates,
dividends or address changes
should be directed to:

Boston EquiServe, L.P.
Investor Relations
MS 45-02-64
P.O. Box 644
Boston, MA  02102-0644
800/733-5001

REPORTS TO THE S.E.C.
Reports to the S.E.C. on forms
10-K and 10-Q are available at
no charge upon written request
to the Corporate Secretary.

COMPANY NEWS
Wallace press releases and
additional company information
are available on Wallace's web
site at www.wallace.com

INVESTOR CONTACT
Brad Samson, Director of
Investor Relations
630/588-5395
E-mail: bsamson@wallace.com



Printed by Moran Printing

                                 WALLACE LOGO


            INFORMATION MANAGEMENT PRODUCTS, SERVICES, SOLUTIONS.



                       WALLACE COMPUTER SERVICES, INC.
                              CORPORATE OFFICES
                    2275 CABOT DRIVE  LISLE, IL 60532-3630
                                 630-588-5000


                                                                 4650-AR-97 Q/R